SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

ADAPTEC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

September [•], 2008

To our stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Thursday, October 23, 2008 at 1:00 p.m., local time.

The matters to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of 2008 Annual Meeting of Stockholders and Proxy Statement.

If you received your Annual Meeting materials by mail, the Notice of 2008 Annual Meeting of Stockholders, Annual Report, Proxy Statement and proxy card or voting instruction card are enclosed. If you received your Annual Meeting materials by email, the email contains voting instructions and links to the Annual Meeting materials on the Internet.

Please use this opportunity to contribute to our company by voting on the matters to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, if you are a beneficial holder (see definition in the accompanying Proxy Statement), you may cast your vote online even if you did not receive your Annual Meeting materials by email. To vote online, follow the instructions for online voting contained within your Annual Meeting materials. In addition, if you are a beneficial holder and you live in the United States or Canada, you may vote by telephone by following the instructions for telephone voting contained within your Annual Meeting materials. If you are a beneficial holder and you received your Annual Meeting materials by mail and do not wish to vote online or by telephone, or if you are a registered stockholder (see definition in the accompanying Proxy Statement), please complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting. Voting online, by telephone or by returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

We encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up for electronic delivery of Adaptec stockholder communications. For more information, see the “Electronic Delivery of Stockholder Communications” section of the enclosed Proxy Statement.

To assure your representation at the Annual Meeting, we urge you to vote as soon as possible. If telephone or online voting is available to you, we encourage you to use these faster and less costly methods.

We hope you’ll join us at the Annual Meeting.

Sincerely,

Subramanian “Sundi” Sundaresh

Chief Executive Officer

ADAPTEC, INC.

691 South Milpitas Boulevard

Milpitas, California 95035

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

Our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Thursday, October 23, 2008 at 1:00 p.m., local time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1.    The election of nine directors to our Board of Directors, each to serve until our 2008 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our Board of Directors intends to present the following nominees for election as directors:

Jon S. Castor	Jack L. Howard	Joseph S. Kennedy

Robert J. Loarie	John Mutch	John J. Quicke

Lawrence J. Ruisi	Subramanian “Sundi” Sundaresh	Douglas E. Van Houweling

2.    The amendment and restatement of our 2004 Equity Incentive Plan to (i) reduce the number of shares available for grant under the 2004 Equity Incentive Plan from 20,839,653 shares as of the record date to 14,500,000 shares, (ii) remove the 5,000,000 share limitation with respect to awards granted under the 2004 Equity Incentive Plan at less than fair market value, (iii) revise the categories of performance-related goals that may be applicable to an award granted under the 2004 Equity Incentive Plan (iv) remove “single trigger” acceleration of vesting upon a change in control and (v) modify the definition of incumbent directors with respect to the definition of a change of control.

3.    The granting of authority to our Board of Directors and to the Compensation Committee of our Board of Directors to grant awards under our 2006 Director Plan to our directors that are affiliated with Steel Partners II, L.P. during the period beginning immediately following the Annual Meeting and ending on May 12, 2011.

4.    The granting of authority to our Board of Directors to effect at any time prior to our 2009 Annual Meeting of Stockholders a reverse split of our common stock at one of the following exchange ratios: (i) 1-for-3, (ii) 1-for-4 or (iii) 1-for-5. Our board of directors would retain discretion to elect to implement any one of the approved reverse stock splits or to elect not to implement a reverse stock split.

5.    The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

6.    The transaction of any other business that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

These items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on August 27, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting.

By Order of the Board of Directors,

Dennis R. DeBroeck

Corporate Secretary

Milpitas, California

September [•], 2008

Whether or not you plan to attend the Annual Meeting, please cast your vote online, by telephone or by completing, dating, signing and promptly returning the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

ADAPTEC, INC.

691 South Milpitas Boulevard

Milpitas, California 95035

PROXY STATEMENT

September [•], 2008

The accompanying proxy is solicited on behalf of the Board of Directors of Adaptec, Inc., a Delaware corporation (“Adaptec”), for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Thursday, October 23, 2008 at 1:00 p.m., local time. This Proxy Statement and the accompanying form of proxy card / voting instruction card were first mailed to stockholders on or about September [•], 2008. Our Annual Report for fiscal 2008 is enclosed with this Proxy Statement. This Proxy Statement was also posted on our website at http://investor.adaptec.com on September [•], 2008.

Record Date; Quorum; List of Stockholders of Record

Only holders of record of common stock at the close of business on August 27, 2008 will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 121,479,944 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, represented by proxy or in person, will constitute a quorum for the transaction of business at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten days before the Annual Meeting. Stockholders may examine the list for purposes germane to the Annual Meeting.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of common stock held by them as of the record date. Directors will be elected by a plurality of the shares of common stock represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the nine nominees receiving the highest number of votes will be elected to the Board. Stockholders do not have the right to cumulate their votes in the election of directors. Approval of each of Proposal No. 2 amending and restating our 2004 Equity Incentive Plan and Proposal No. 5 ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009 requires the affirmative vote of a majority of the shares represented and voting at the Annual Meeting in person or by proxy. Approval of Proposal No. 3 granting our Board of Directors and the Compensation Committee of our Board of Directors authority to grant awards under our 2006 Director Plan to our directors who are affiliated with Steel Partners II, L.P. (“Steel Partners”) during the period beginning immediately following the Annual Meeting and ending on May 12, 2011 requires the affirmative vote of 66 2/3% of our outstanding shares of common stock, excluding any shares “owned” (as such term is defined in Section 203 of the Delaware General Corporation Law) by Steel Partners or its “affiliates” or “associates” (as such terms are defined in Section 203 of the Delaware General Corporation Law). Approval of Proposal No. 4 granting our Board of Directors authority to implement a reverse stock split at one of three specified exchange rates prior to our 2009 Annual Meeting of Stockholders requires the affirmative vote of a majority of our shares of common stock outstanding on the record date.

Voting of Proxies

Stockholders that are “beneficial owners” (your Adaptec shares are held for you in street name by your bank, broker or other nominee) have three options for submitting their votes before the Annual Meeting, by: (a) Internet, (b) telephone or (c) mailing a completed voting instruction card to your bank, broker or other nominee. If you have Internet access and are a beneficial owner of shares of Adaptec common stock, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the voting instruction card. If you live in the United States or Canada and are a beneficial owner, you may also submit your proxy by telephone by following the “Vote by Telephone” instructions on the voting instruction card. If you received your Annual Meeting materials by mail and do not wish to vote online or by telephone, or if you are a “registered stockholder” (you hold your Adaptec shares in your own name through our transfer agent, Registrar and Transfer Company, or you are in possession of stock certificates), please complete and properly sign the proxy card (registered holders) or voting instruction card (beneficial owners) you receive and return it in the prepaid envelope provided, and it will be voted in accordance with the specifications made on the proxy card or voting instruction card. If no specification is made on a signed and returned proxy card or voting instruction card, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the nine nominees named on the proxy card or voting instruction card, “FOR” the amendment and restatement of our 2004 Equity Incentive Plan, “FOR” the grant of authority to our Board of Directors to implement a reverse stock split at one of three specified exchange rates prior to our 2009 Annual Meeting of Stockholders, “FOR” the grant of authority to our Board of Directors and Compensation Committee to grant awards under our 2006 Director Plan to directors who are affiliated with Steel Partners during the period beginning immediately following the Annual Meeting and ending on May 12, 2011, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009 and, if any other matters are properly brought before the Annual Meeting, the proxy will be voted as the Board of Directors may recommend. We encourage beneficial owners with Internet access to record your vote on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you also may vote in person, and any previously submitted votes will be superseded by the vote you cast at the Annual Meeting.

Effect of Abstentions and “Broker Non-Votes”

If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. Because directors are elected by a plurality of the shares of common stock represented by proxy at the Annual Meeting and entitled to vote on the election of directors, abstentions will have no effect on the election of the nine members to our Board of Directors. However, abstentions will have the same effect as a vote against each of the other proposals.

If a beneficial owner does not give a proxy to his or her broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The NASDAQ Global Market. Proposal No. 1 electing nine directors to our Board of Directors, Proposal No. 3 granting authority to our Board of Directors and Compensation Committee to grant awards under our 2006 Director Plan to directors who are affiliated with Steel Partners during the period beginning immediately following the Annual Meeting and ending on May 12, 2011 and Proposal No. 5 ratifying PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009 each constitute “routine” proposals. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of such “routine” proposals. If a broker chooses to leave these shares unvoted, which are referred to as “broker non-votes,” the shares will be counted for the purpose of establishing a quorum for conducting business at the Annual Meeting, but not for determining the outcome of Proposal No. 1 electing nine directors to our Board of Directors or Proposal No. 5 ratifying PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009. However, broker non-votes will have the same effect as a vote against Proposal No. 3 granting authority to our Board of Directors and Compensation Committee to grant awards under our 2006 Director Plan to directors who are affiliated with Steel Partners during the period beginning immediately following the Annual Meeting and ending on May 12, 2011.

However, where a proposal is not “routine,” a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal. Proposal No. 2 to amend and restate our 2004 Equity Incentive Plan, and Proposal No. 4 to grant authority to our Board of Directors to implement a reverse stock split at one of three specified exchange rates prior to our 2009 Annual Meeting of Stockholders are not “routine” proposals. Because brokers cannot vote “unvoted” shares on behalf of their customers for “non-routine” matters, if you do not vote your shares, you will not have a say in these important issues to be presented at the Annual Meeting. Broker non-votes will not be taken into account in determining the outcome of Proposal No. 2 amending and restating our 2004 Equity Incentive Plan, but will have the same effect as a vote against Proposal No. 4 granting our Board of Directors authority to implement a reverse stock split at one of three specified exchange rates prior to our 2009 Annual Meeting of Stockholders.

The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal.

Adjournment of Annual Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting.

Expenses of Soliciting Proxies

Our Board of Directors is soliciting the proxy included with this Proxy Statement for use at the Annual Meeting. We will pay the expenses of soliciting proxies for the Annual Meeting. After the original mailing of the proxy cards and other soliciting materials, we and/or our agents, including our directors, officers or employees, also may solicit proxies by mail, telephone, facsimile, email or in person. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so. We have engaged The Altman Group to assist in the solicitation of proxies and to provide related advice and information support at an estimated cost of $10,000, plus expenses and disbursements. Our directors, officers and employees will not receive any additional compensation for any soliciting efforts in which they may be engaged.

Revocability of Proxies

Any person signing a proxy card or voting instruction card in the form accompanying this Proxy Statement has the power to revoke it at any time before it is voted. A proxy may be revoked by signing and returning a proxy card or voting instruction card with a later date, by delivering a written notice of revocation to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of Adaptec common stock, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder, unless such vote is revoked in person at the Annual Meeting according to the revocability instructions outlined above.

Electronic Delivery of Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as the

Annual Report and Proxy Statement are available on the Internet, and you can easily submit your vote online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner: follow the instructions on the proxy card enclosed with your Annual Meeting materials to enroll.

Beneficial Owner: visit www.icsdelivery.com to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Stock Administration Department at (408) 957-6765.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to stockholders who may have more than one Adaptec stock account, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of Annual Meeting materials will receive only one copy of the Annual Meeting materials and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to receive separate proxy cards or voting instruction cards.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year and you would like to have additional copies of the Annual Meeting materials mailed to you, please submit your request to Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035, Attn: Stock Administration Department, or call (408) 957-6765. You may also contact us at this address or phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. D. Scott Mercer, one of our current non-employee directors, will not stand for re-election and his term will expire at the Annual Meeting. Each of our other current directors will stand for re-election at the Annual Meeting, and our Board of Directors has nominated Lawrence J. Ruisi to fill the director position currently held by Mr. Mercer. It is intended that your proxy will be voted for the nine nominees named below for election to our Board of Directors unless authority to vote for any such nominee is withheld.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve, or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Directors/Nominees

The names of the nominees for election to our Board of Directors, their ages as of the date of this Proxy Statement and certain information about them are set forth below. Additional biographical information concerning each of our directors and executive officers follows the table.

Name	Age	Principal Occupation	Director Since
Jon S. Castor	56	Private Investor	2006
Jack L. Howard	46	President of Steel Partners LLC	2007
Joseph S. Kennedy	62	Private Investor	2001
Robert J. Loarie	65	Private Investor	1981
John Mutch	52	Managing Partner of MV Advisors LLC	2007
John J. Quicke	59	Managing Director and Operating Partner of Steel Partners LLC	2007
Lawrence J. Ruisi	60	Private Investor/Consultant	—
Subramanian “Sundi” Sundaresh	52	President and Chief Executive Officer of Adaptec, Inc.	2005
Douglas E. Van Houweling	64	President and Chief Executive Officer of the University Corporation for Advanced Internet Development	2002

Jon S. Castor has been a private investor since June 2004. From January 2004 to June 2004, Mr. Castor was an Executive Advisor to the Chief Executive Officer of Zoran Corporation, a provider of digital solutions for applications in the digital entertainment and digital imaging markets, and from August 2003 to December 2003, he was Senior Vice President and General Manager of Zoran’s DTV Division. From October 2002 to August 2003, Mr. Castor was the Senior Vice President and General Manager of the TeraLogic Group at Oak Technology Inc., a developer of integrated circuits and software for digital televisions and printers, which was acquired by Zoran. In 1996, Mr. Castor co-founded TeraLogic, Inc., a developer of digital television integrated circuits, software and systems, where he served in several capacities, including as its Chief Executive Officer and director from November 2000 to October 2002, when it was acquired by Oak Technology.

Jack L. Howard became the Chairman of our Board of Directors in August 2008. Mr. Howard co-founded Steel Partners, a private investment partnership, in 1993. He is the President of Steel Partners LLC (“Partners LLC”), a global investment management firm. He has been associated with Partners LLC and its affiliates since 1993. He has been a registered principal of Mutual Securities, Inc., a NASD registered broker-dealer, since 1989. Mr. Howard has served as the Chief Operating Officer of SP Acquisition Holdings, Inc. (“SP Acquisition”), a company formed for the purpose of acquiring one or more businesses or assets, since June 2007 and has served as its Secretary since February 2007. He also served as a director of SP Acquisition from February 2007 to June 2007 and as its Vice-Chairman from February 2007 to August 2007. Mr. Howard has served as Chairman of the Board of WebFinancial Corporation (“WebFinancial”), which through its operating subsidiaries operates niche banking markets since June 2005, as a director of WebFinancial since 1996 and as its Vice President since 1997. He served as Chairman of the Board and Chief Executive Officer of Gateway Industries, Inc., a provider of database development and website design and development services, from February 2004 to April 2007 and as Vice President from December 2001 to April 2007. Mr. Howard currently serves as a director of WHX Corporation and CoSine Communications, Inc.

Joseph S. Kennedy has been a private investor since May 2008. From June 2003 until May 2008, Mr. Kennedy served as President and Chief Executive Officer of Omneon, Inc., a developer of video media servers for the broadcast industry. From June 1999 until March 2002, he served as President, Chief Executive Officer and Chairman of the Board of Pluris Inc., a developer of Internet routers. Mr. Kennedy was the founder and Chief Executive Officer of Rapid City Communications from February 1996 until that company was acquired by Bay Networks in June 1997, after which time he served as President and General Manager of Bay Networks’ switching products division until June 1998.

Robert J. Loarie retired as an Advisory Director of Morgan Stanley & Co., a diversified investment firm in October 2007. He also served as Managing Director for Morgan Stanley & Co from December 1997 until March 2003, and as a principal of that firm from August 1992 until November 1997. Mr. Loarie also served as a general partner or managing member of several venture capital investment partnerships or limited liability companies affiliated with Morgan Stanley from August 1992 until October 2007.

John Mutch has since December 2005 been the founder and managing partner of MV Advisors, LLC, a strategic block investment firm that provides focused investment and strategic guidance to small and mid-cap technology companies. Prior to founding MV Advisors, Mr. Mutch was the President and CEO of Peregrine Systems, an enterprise software provider. In March 2003, Mr. Mutch was appointed to the Peregrine Board of Directors by the U.S. Bankruptcy Court and assisted the company in its bankruptcy work out. Mr. Mutch became President and CEO of Peregrine in August 2003 until its sale to Hewlett Packard in December of 2005. Previously, Mr. Mutch served as President and CEO of HNC Software, an enterprise analytics software provider that was sold to Fair Isaac in August 2002. Mr. Mutch also spent seven years at Microsoft Corporation in a variety of executive sales and marketing positions. Mr. Mutch is also the Chairman of Aspyra, Inc., and a director of Phoenix Technologies Ltd., and EDGAR Online, Inc.

John J. Quicke is a Managing Director and operating partner of Partners LLC. He has been associated with Partners LLC and its affiliates since September 2005. Mr. Quicke served as Chairman of the Board of NOVT from April 2006 to January 2008 and served as President and Chief Executive Officer of NOVT from April 2006 to November 2006. He has served as a director of WHX since July 2005, as a Vice President since October 2005 and as President and Chief Executive Officer of its Bairnco Corporation subsidiary since April 2007. Mr. Quicke served as a director, President and Chief Operating Officer of Sequa Corporation, a diversified industrial company, from 1993 to March 2004, and Vice Chairman and Executive Officer of Sequa from March 2004 to March 2005. As Vice Chairman and Executive Officer of Sequa, he was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company. From March 2005 to August 2005, Mr. Quicke occasionally served as a consultant to Steel Partners and explored other business opportunities. Mr. Quicke currently serves as a director of WHX Corporation.

Lawrence J. Ruisi is a private investor/consultant and also serves on the Board of Governors of Sound Shore Medical Center where he was Chairman from 2002 to 2006. Mr. Ruisi was Chief Executive Officer and President of Loews Cineplex Entertainment from 1998 to 2002, Executive Vice President of Sony Pictures Entertainment from 1991 to 1998, Senior Vice President of Columbia Pictures Entertainment from 1987 to 1990 and Senior Vice President Finance and Vice President and Controller of Tri-Star Pictures from 1983 to 1987. Mr. Ruisi started his career in public accounting and worked for Price Waterhouse & Co. from 1970 to 1983. He also serves on the boards of directors of UST Inc., a packaged goods company, Hughes Communications, Inc., a provider of broadband satellite network services and systems, and Innkeepers USA, a privately held hotel real estate investment trust.

Subramanian “Sundi” Sundaresh has served as our Chief Executive Officer since November 2005, President since May 2005 and briefly served as our Executive Vice President of Marketing and Product Development in May 2005. Prior to rejoining Adaptec, Mr. Sundaresh provided consulting services at various companies, including Adaptec, from December 2004 to April 2005. Between July 2002 and December 2004, Mr. Sundaresh served as President and Chief Executive Officer of Candera, Inc., a supplier of network storage controllers. From July 1998 to April 2002, Mr. Sundaresh served as President and Chief Executive Officer of Jetstream Communications, a provider of Voice over Broadband solutions. Mr. Sundaresh previously worked at Adaptec from March 1993 to June 1998 as Vice President and General Manager for the Personal I/O business and Corporate Vice President of Worldwide Marketing.

Douglas E. Van Houweling has served as the President and Chief Executive Officer of the University Corporation for Advanced Internet Development (UCAID), the formal organization supporting Internet2, since November 1997. Dr. Van Houweling also serves as a professor in the School of Information at the University of Michigan. Before undertaking his responsibilities at UCAID, Dr. Van Houweling was Dean for Academic Outreach and Vice Provost for Information and Technology at the University of Michigan.

Independent Directors

Our Chief Executive Officer, Subramanian “Sundi” Sundaresh, is a member of our Board of Directors. Each of our current non-employee directors, Jon S. Castor, Joseph S. Kennedy, D. Scott Mercer, John Mutch, John J. Quicke, Jack L. Howard and Douglas E. Van Houweling, as well as our director nominee, Lawrence J. Ruisi, qualifies as “independent” in accordance with the rules of The NASDAQ Stock Market. The NASDAQ independence definition includes a series of objective tests, including that a director may not be our employee and that the director has not engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, our Board of Directors has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of such director’s independent judgment in carrying out the responsibilities of a director.

Board of Directors Meetings and Committees

During the fiscal year ended March 31, 2008, the Board of Directors met 24 times, including telephone conference meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served during fiscal 2008.

Standing committees of the Board of Directors consist of the Audit Committee, Compensation Committee and Governance and Nominating Committee. In addition, during fiscal 2006 the Board of Directors established a Transaction Committee that was not intended to be a standing committee; this committee was disbanded in May 2007. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee operate under a written charter approved by the Board of Directors, all of which are available on our website at www.adaptec.com. Each of these charters also is available in print to any stockholder upon request.

We strongly encourage directors to attend our annual meetings of stockholders. The Board of Directors endeavors to hold its Board and Board committee meetings on the same day as the annual meeting of stockholders to encourage director attendance. Each of our nine directors attended our 2007 Annual Meeting of Stockholders.

Audit Committee.    The current members of the Audit Committee are John Mutch (Chair), Jon S. Castor and Joseph S. Kennedy. If elected to the Board, Lawrence J. Ruisi will join the Audit Committee immediately following the Annual Meeting. Mr. Kennedy will step down from the Audit Committee upon the appointment of Mr. Ruisi to the Audit Committee, and Mr. Kennedy will join the Governance and Nominating Committee. Each of the current members of the Audit Committee and Mr. Ruisi is “independent” as defined by the rules of The NASDAQ Stock Market. Our Board of Directors has determined that each of the Audit Committee members who will serve following the Annual Meeting is financially literate, as required by NASDAQ listing standards, and that each of Mr. Mutch and Mr. Ruisi qualifies as an “audit committee financial expert,” as defined under

Item 407(d)(5) of Regulation S-K. Prior to our 2007 Annual Meeting of Stockholders held in December 2007, Jon S. Castor, Joseph S. Kennedy and Charles J. Robel (Chair) served on our Audit Committee, each of whom was financially literate. Mr. Mutch joined the Audit Committee and was appointed its Chairman in December 2007 upon his election to our Board of Directors, as Mr. Robel did not stand for re-election at the 2007 Annual Meeting of Stockholders. The Audit Committee met 11 times during fiscal 2008, including telephone conference meetings. The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and retention of our independent registered public accounting firm, which reports to the Audit Committee. For more information, see “Report of the Audit Committee.”

Compensation Committee.    The current members of the Compensation Committee are Jon S. Castor (Chair), Robert J. Loarie and John J. Quicke. Each of the current Compensation Committee members are “independent” as defined by the rules of The NASDAQ Stock Market, an “outside” director as defined in the Internal Revenue Code of 1986, as amended, and a “non-employee director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Prior to our 2007 Annual Meeting of Stockholders, Jon S. Castor, Robert J. Loarie and Judith M. O’Brien (Chair) served on our Compensation Committee, each of whom met the foregoing standards. Mr. Quicke joined the Compensation Committee in December 2007 upon his election to our Board of Directors, as Ms. O’Brien did not stand for re-election at the 2007 Annual Meeting of Stockholders. Mr. Castor was appointed as the new Chairman of the Compensation Committee in December 2007. The Compensation Committee met ten times during fiscal 2008. The Compensation Committee establishes our executive compensation policy and determines the salary, bonuses and equity incentive awards of our executive officers. For more information, see “Executive Compensation” and the “Compensation Discussion and Analysis.”

Governance and Nominating Committee.    The current members of the Governance and Nominating Committee are Douglas E. Van Houweling, Jack L. Howard and D. Scott Mercer (Chair). We expect that following the Annual Meeting, Mr. Kennedy will join the Governance and Nominating Committee to replace Mr. Mercer who is not standing for re-election at the Annual Meeting, and that Mr. Van Houweling will become Chairman of the Governance and Nominating Committee. Each of the current Governance and Nominating Committee members and Mr. Kennedy are “independent” as defined by the rules of The NASDAQ Stock Market. Prior to our 2007 Annual Meeting of Stockholders, Judith M. O’Brien and Douglas E. Van Houweling (Chair) served on our Governance and Nominating Committee, each of whom was also “independent” as defined by the rules of The NASDAQ Stock Market. Mr. Howard joined the Governance and Nominating Committee in December 2007 upon his election to our Board of Directors, as Ms. O’Brien did not stand for re-election at the 2007 Annual Meeting of Stockholders. The Governance and Nominating Committee is responsible for reviewing the qualifications of potential candidates for membership on our Board of Directors and recommending such candidates to the full Board of Directors. In addition, the Governance and Nominating Committee makes recommendations regarding the structure and composition of our Board of Directors and advises and makes recommendations to the full Board of Directors on matters concerning corporate governance. The Governance and Nominating Committee met one time during fiscal 2007.

Transaction Committee.    The Board disbanded the Transaction Committee in May 2007 and matters formerly handled by the Transaction Committee are now handled by the full Board of Directors. The most recent members of the Transaction Committee were Jon S. Castor, D. Scott Mercer and Charles J. Robel. The Transaction Committee was responsible for evaluating, planning and approving certain strategic business transactions for Adaptec. The Transaction Committee met two times during fiscal 2008.

Consideration of Director Nominees; New Nominees for Director

Director Qualifications.    The goal of the Governance and Nominating Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Governance and Nominating Committee submits its chosen nominees to the Board of Directors for approval.

New Nominees for Director.    The Governance and Nominating Committee has in the past utilized the services of an executive recruitment firm to assist it in identifying suitable candidates to join our Board. Mr. Ruisi was proposed as a director candidate by John J. Quicke.

Stockholder Nominees.    The Governance and Nominating Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the next annual meeting of stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than 75 days prior to and no earlier than 105 days prior to October 23, 2009, the anniversary of the Annual Meeting (the deadline for nominations for the 2009 Annual Meeting of Stockholders is between July 9, 2009 and August 8, 2009); provided, however, if the 2009 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the Annual Meeting, then notice by the stockholder to be timely must be delivered no later than 75 days prior to and no earlier than 105 days prior to the 2009 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2009 Annual Meeting of Stockholders is first made by our Board of Directors. Recommendations for candidates should be accompanied by personal information about the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information that would be required in the stockholder notice required by Section 1.12 of our bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by the Governance and Nominating Committee and as necessary to satisfy the rules of the SEC or The NASDAQ Stock Market. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Governance and Nominating Committee will evaluate such candidate, along with the other candidates being evaluated by the Governance and Nominating Committee, in accordance with the committee’s charter and will apply the criteria described under “Consideration of Director Nominees; New Nominees for Director—Director Qualifications” above.

Communication with the Board

You may contact the Board of Directors by sending an email to directors@adaptec.com or by mail to Board of Directors, Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035. An employee will forward these emails and letters directly to the Board of Directors. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

The Board of Directors serves as our ultimate decision-making body, except with respect to matters reserved for the decision of our stockholders. The Board of Directors has adopted Corporate Governance Principles to assist in the performance of its responsibilities. These principles are available on the Investors section of our website at www.adaptec.com.

Required Vote and Board of Directors Recommendation

Directors will be elected by a plurality of the shares of common stock represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the nine nominees receiving the highest number of votes will be elected to the Board. Stockholders do not have the right to cumulate their votes in the election of directors. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority to vote your shares with respect to the election of directors to our Board. If a broker chooses to leave these shares unvoted, the shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of the election of directors to our Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2—APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

OUR 2004 EQUITY INCENTIVE PLAN

Our stockholders are being asked to consider and vote on a proposal to approve the amendment and restatement of our 2004 Equity Incentive Plan, referred to in this description as the 2004 Plan. The 2004 Plan was originally adopted by our Board of Directors on June 3, 2004, and was approved by our stockholders on July 16, 2004. The 2004 Plan was previously amended on August 24, 2006 to change the definition of “fair market value” from (1) the closing price of our common stock on the last market trading day prior to the date of determination of an award under the 2004 Plan to (2) the closing price of our common stock on the NASDAQ Global Market on the date of determination of an award under the 2004 Plan.

We believe strongly that the proposed amendments to the 2004 Plan are essential to our continued success. Our employees are our most valuable asset. We believe that the proposed amendments to the 2004 Plan will be vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we must compete. Our executive officers will be eligible to receive awards under the amended and restated 2004 Plan and therefore have an interest in this proposal. Our non-employee directors will not be eligible to receive awards under the amended and restated 2004 Plan. We refer to any grant under the 2004 Plan as an “Award.” Such Awards are crucial to our ability to motivate employees to achieve our goals.

If our stockholders approve the amendment and restatement of the 2004 Plan, the amended plan will be effective as of October 23, 2008. A copy of the 2004 Plan, as amended and restated to reflect the proposed amendments, is attached to this proxy statement as Appendix A, in which we have shown the changes resulting from the amendments, with deletions indicated by strikeouts and additions indicated by underlining. If stockholders do not approve the amendment and restatement of the 2004 Plan, we will continue to grant Awards under the 2004 Plan in the same manner as we have since the inception of the 2004 Plan, but we believe that our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we must compete will be negatively impacted, and we will be required to utilize only the performance-related goals currently in the 2004 Plan rather than the new proposed performance-related goals for Plan Awards.

The following description of the proposed amendments to the 2004 Plan and of the 2004 Plan itself is not intended to be complete and is qualified by reference to Appendix A, which contains the complete, marked text of the 2004 Plan, as amended and restated to reflect the proposed amendments.

Summary of Proposed Amendments to the Plan

The following is a summary of the proposed amendments to the 2004 Plan. The full text of the 2004 Plan, as amended and restated, is attached to this proxy statement as Appendix A for your reference.

The proposed amendments to the 2004 Plan will:

•

reduce the number of shares available for grant under the 2004 Plan from 20,839,653 shares as of the record date to 14,500,000 shares (if Proposal No. 4 granting our Board of Directors the authority to effect a reverse stock split is approved and our Board of Directors ultimately effects a reverse stock split, the 14,500,000 share reserve will be proportionately reduced based on the exchange ratio selected by our Board);

•	remove the 5,000,000 share limitation with respect to Awards granted under the 2004 Plan at less than fair market value;

•	revise the categories of performance-related goals that may be applicable to an Award granted under the 2004 Plan;

•	remove “single trigger” acceleration of vesting upon a change in control; and

•	modify the definition of incumbent directors with respect to the definition of a change of control.

Summary of Material Features of the 2004 Plan

The following are key features of the 2004 Plan, including the proposed amendments.

Shares Reserved

If the amendments to the 2004 Plan are approved, the number of shares reserved for issuance under the 2004 Plan will be reduced from 20,839,653 shares as of the record date to 14,500,000 shares. If Proposal No. 4 granting our Board of Directors the authority to effect a reverse stock split is approved and our Board of Directors ultimately effects a reverse stock split, the 14,500,000 share reserve will be proportionately reduced based on the exchange ratio selected by our Board. In addition, following stockholder approval shares that remain subject to options granted under our 1999 Stock Option Plan and 2000 Nonstatutory Stock Option Plan, which plans were terminated upon effectiveness of the 2004 Plan, will be added to the reserve of our 2004 Plan as the covering options expire. Shares that were issued under our 1999 Stock Option Plan and 2000 Nonstatutory Stock Option Plan will be added to the reserve of our 2004 Plan as we reacquire them pursuant to the terms on which they were issued. The settlement in cash of an Award granted under the 2004 Plan will not reduce the number of shares available for issuance. As shares covered by an Award granted under the 2004 Plan can no longer be issued under such Award, they become available again under the 2004 Plan. Shares issued under the 2004 Plan will become available again under the 2004 Plan as we reacquire them pursuant to the terms on which they were issued.

In order to address potential stockholder concerns regarding the number of Awards we intend to grant in a given year, our Board of Directors commits to our stockholders that for the next three fiscal years (commencing on April 1, 2009) we will not grant a number of shares subject to Awards to employees, consultants or non-employee directors (whether under the 2004 Plan or other plans, whether or not approved by stockholders) greater than an average of 4.8% of the number of shares of our common stock that we believe will be outstanding over such three-year period. For purposes of calculating the number of shares granted in a year, stock awards will count as equivalent 2 option shares.

Administration

The 2004 Plan is administered by the Compensation Committee of our Board of Directors (the “Committee”). The Committee currently consists of John S. Castor, who is the Chair of the Committee, Robert Loarie and John J. Quicke. Each of the current Committee members is “independent” as defined by the rules of The NASDAQ Stock Market, an “outside” director as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director,” as defined in Rule 16b-3 under the Exchange Act. Mr. Castor and Mr. Loarie served on the Committee for all of fiscal 2008. Mr. Quicke joined the Committee in December 2007 upon his election to our Board of Directors at our 2007 Annual Meeting of Stockholders.

Subject to the terms of the 2004 Plan, the Committee determines the persons who are to receive Awards, the number of shares subject to each such Award and the terms and conditions of such Awards at the time of each grant. Currently, the Committee’s determination of the price to be paid for shares issued under the 2004 Plan is limited by the 2004 Plan’s provision that no more than 5,000,000 shares may be issued at a price that is less than fair market value (as determined on the date of grant of the covering Award). However, if the amendments to the 2004 Plan are approved, this limitation regarding the issuance of shares at a price that is less than fair market value will be removed. We believe that the removal of this limitation will provide us with an increased flexibility in granting Awards designed to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. The Committee also has the authority to amend and make binding interpretations of any Awards. No amendment, or exchange, of a stock option or stock appreciation right shall have the effect of a repricing unless we first obtain our stockholders’ approval of such action.

If we experience a stock dividend, reorganization or other change in our capital structure, the Committee has discretion to adjust the number of shares available for issuance under the 2004 Plan, the outstanding Awards and the per-person, aggregate share-limits on Awards, as appropriate to reflect the stock dividend or other change.

Our Board of Directors can amend the 2004 Plan at any time, but no amendment to increase the number of shares reserved under the 2004 Plan, extend its term beyond 10 years, or expand the categories of employees eligible to participate in the 2004 Plan, shall be effective until we obtain our stockholders’ approval of such amendment. Our Board of Directors may terminate the 2004 Plan at any time and for any reason prior to its scheduled termination date of June 3, 2014.

Eligibility to Receive Types of Awards; Performance Criteria

Incentive stock options can only be granted under the 2004 Plan to employees. All other Awards can be granted to employees or consultants. Non-employee directors are not eligible for Awards under the 2004 Plan. The actual number of individuals who will receive an Award under the 2004 Plan cannot be determined in advance because the Committee has the discretion to select the participants. No individual may receive more than 2,000,000 shares under all Awards granted under the 2004 Plan in any calendar year, except that an individual may receive Awards covering up to 3,000,000 shares when granted during the first 12 months of their employment by us. If Proposal No. 4 granting our Board of Directors the authority to effect a reverse stock split is approved and our Board of Directors ultimately effects a reverse stock split, these 2,000,000 and 3,000,000 share limitations will be proportionately reduced based on the exchange ratio selected by our Board.

In determining whether an Award should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting that it determines are appropriate. For example, the Committee may decide to grant an Award only if the participant satisfies performance goals established by the Committee. The Committee may set performance periods and performance goals that differ from participant to participant. The Committee may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant’s specific responsibilities. For purposes of qualifying Awards as performance-based compensation under Section 162(m) of the Code, the Committee may (but is not required to) specify performance goals for the entire company and/or one of our business units. The 2004 Plan currently provides that performance goals may be based on business criteria including: net income, earnings per share, return on equity, or other financial or performance-related measures. However, if, and only if, the amendments to the 2004 Plan are approved, the Committee will be authorized to specify performance goals based on one or more of the following business criteria:

• operating income	• debt or debt-to-equity
• earnings before interest, taxes, depreciation and amortization;	• accounts receivable
• writeoffs
• earnings	• cash
• cash flow	• assets
• market share	• liquidity
• sales	• operations
• revenue	• intellectual property (e.g., patents)
• profits before interest and taxes	• product development
• expenses	• regulatory activity
• cost of goods sold	• manufacturing, production or inventory
• profit/loss or profit margin	• mergers and acquisitions or divestitures
• working capital	• financings
• return on capital, equity or assets	• customer satisfaction, each with respect to Adaptec and/or one or more of its affiliates or operating units
• earnings per share
• economic value added
• stock price
• price/earnings ratio

After the end of each performance period, a determination will be made pursuant to Section 162(m) as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The portion (if any) of an Award that is actually released to a participant will be determined by the level of actual performance.

Discretionary Awards

Stock Options.    A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. Under the 2004 Plan, the Committee may grant nonstatutory and incentive stock options (provisions of the Code make the distinction significant and are discussed in the tax section below). Options granted under the 2004 Plan expire at the times established by the Committee, but not later than 10 years after the grant date. No more than 35,000,000 shares (including reissuances) may be issued pursuant to the exercise of incentive stock options.

The exercise price of the shares subject to each incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant (110% in the case of an incentive stock option granted to a 10% stockholder). The 100% of fair market value on the date of grant also applies to nonstatutory stock options, except the Committee may discount the exercise price by no more than 15% if the participant foregoes some portion of salary or bonus. The exercise price must be paid in full at the time of the exercise. The Committee may permit payment through the tender of shares that are already owned by the participant, or by any other means that the Committee determines to be consistent with the purpose of the 2004 Plan.

Restricted Stock.    Awards of restricted stock are shares that vest in accordance with the terms and conditions established by the Committee. The Committee determines the purchase price for an Award of restricted stock on the date of grant. The Committee also determines the number of shares of restricted stock granted. The 2004 Plan provides that the earliest vesting date shall not be before the first anniversary of the date of grant.

Restricted Stock Units.    Restricted stock units typically would obligate us to issue a specific number of our shares in the future if the vesting terms and conditions established by the Committee are satisfied, but may provide that we can elect to settle the Award in cash. The 2004 Plan provides that the earliest vesting date shall not be before the first anniversary of the date of grant.

Stock Appreciation Rights.    Stock appreciation rights typically would obligate us to issue shares of our common stock in the future if the vesting terms and conditions scheduled by the Committee are satisfied, and if there has been an appreciation in value of our share price from the date of grant. The Committee determines the terms and conditions of stock appreciation rights, but the 2004 Plan requires expiration no later than 7 years from the date of grant. Our obligation arising upon the exercise of a stock appreciation right may be paid in shares or in cash, or any combination thereof, as the Committee may determine.

Transferability of Awards

Generally, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. The Committee may permit, in the exercise of its discretion and subject to applicable law, the transfer of any Award.

Effect of Certain Events

Death.    All Awards granted to a participant fully vest on that participant’s death.

Dissolution or Liquidation.    All Awards terminate, to the extent unexercised and unvested, upon our liquidation or dissolution. Unvested shares that are then outstanding will be reacquired by us pursuant to their terms. The Committee may also, in its discretion, provide for full or partial vesting acceleration of any Award.

Merger or Asset Sale.    If we merge with or into another corporation or sell substantially all of our assets, then unless our successor assumes or substitutes the Awards (other than restricted stock) then outstanding, they shall fully vest and be exercisable as to all shares they then cover for a period of time determined by the Committee and thereafter expire. With respect to then-outstanding restricted stock our repurchase rights will not be assigned to our successor unless such restricted stock is assumed or substituted by our successor.

Change of Control.    The 2004 Plan currently provides that if more than 50% of our shares or voting securities are acquired by any one or more of certain persons, or there is a merger with the same effect, or we sell or dispose of substantially all of our assets, or at the end of any two-year period the majority of the directors on our board are not “Incumbent Directors” (defined in the 2004 Plan), then upon the occurrence of such an event, all Awards will vest an additional 25% of the total number of shares they covered on their respective dates of grant. However, if the amendments to the 2004 Plan are approved, this “single trigger” acceleration upon a change of control event will be eliminated.

The 2004 Plan also provides that for each employee of ours who is terminated by us or our successor or an employer related to us for any reason within one year after the occurrence of an event described in the preceding paragraph, then all Awards held by such employee shall fully vest on the date of termination.

New Plan Benefits

Future Awards to our executive officers and employees are discretionary. At this time, therefore, the benefits that may be received by our executive officers and other employees if our stockholders approve the 2004 Plan cannot be determined.

History of Grants Under the Plan

Our Chief Executive Officer, our other executive officers, our current executive officers as a group and our current employees (excluding executive officers and directors) as a group have been granted awards under the 2004 Plan, over the life of the 2004 Plan, through August 27, 2008, as set forth in the table below. None of our directors, other than Subramanian “Sundi” Sundaresh, our Chief Executive Officer and President, is or has been eligible to receive grants under the 2004 Plan.

Name and Position	Number of Securities Underlying Awards
Subramanian “Sundi” Sundaresh Chief Executive Officer, President and Director	1,235,000

Mary L. Dotz Vice President and Chief Financial Officer	250,000

Marcus D. Lowe Vice President and General Manager	446,000

All current executive officers (3 persons)	1,931,000

All current employees (excluding executive officers)	7,963,000

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Adaptec of Awards granted under the 2004 Plan. Tax consequences for any particular individual may be different. The participant must pay any taxes we are required to withhold at the time of the exercise or settlement.

Incentive Stock Options.    No taxable income is recognized on grant of an incentive stock option nor on its exercise (unless the participant is subject to the alternative minimum tax (“AMT”)). If the participant holds the stock acquired upon exercise of an incentive stock option (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the participant disposes of ISO Shares prior to the expiration of either required holding period described above (a “disqualifying disposition”), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the participant.

Alternative Minimum Tax.    The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is 26% of an individual taxpayer’s alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($66,250 in case of a joint return, and $44,350 in the case of an unmarried person, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the incentive stock option, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonstatutory Stock Options.    No taxable income is reportable when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock.    A participant will not have taxable income upon grant unless he or she elects under Section 83(b) of the Code to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares received minus any amount paid for the shares.

Restricted Stock Units.    A participant will not be taxable upon grant or upon vesting of a restricted stock unit. Instead, he or she will be taxed upon receipt of the shares or cash value of the shares at the time that the shares or cash is distributed to the participant. The participant may not make an election under Section 83(b) of the Code with respect to any restricted stock unit.

Tax Effect on Adaptec.    We generally will be entitled to a tax deduction in connection with an Award under the 2004 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four other most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2004 Plan, setting limits on the number of shares subject to Awards that any individual may receive in a calendar year, and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2004 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such Awards.

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve the amendment and restatement of the 2004 Plan. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your shares will be counted as present for purposes of determining the presence of a quorum and your abstention will have the same effect as a vote against this proposal. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of this proposal.

Our employees are our most valuable asset. Awards such as those provided under the 2004 Plan help us to attract, retain and motivate people whose skills and performance are critical to our success. We strongly believe that the proposed amendments to the 2004 Plan are essential for us to compete for talent in the very difficult labor markets in which we operate.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF

THE AMENDMENT AND RESTATEMENT OF THE 2004 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3—APPROVAL OF GRANTING AUTHORITY TO OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE TO GRANT AWARDS UNDER OUR 2006 DIRECTOR PLAN TO DIRECTORS THAT ARE AFFILIATED WITH STEEL PARTNERS

Our stockholders are being asked to consider and vote on a proposal to grant authority to our Board of Directors and, when also authorized by our Board of Directors, to the Compensation Committee of our Board of Directors to grant awards under our 2006 Director Plan to those members of our Board of Directors who are affiliates of Steel Partners during the period beginning immediately following the Annual Meeting and ending on May 12, 2011 (the “Restricted Period”). Two of our current directors, Jack L. Howard and John J. Quicke, may be regarded as affiliates of Steel Partners. As such, they would be eligible to receive awards under the 2006 Director Plan if this proposal were approved. They and Steel Partners are deemed to have an interest in this proposal.

The 2006 Director Plan was approved by our stockholders at our 2006 Annual Meeting of Stockholders. This proposal does not seek to increase the number of shares available for issuance under the 2006 Director Plan or to change the benefits available under such plan. The non-interested members of our Board of Directors have unanimously approved and are recommending that you adopt this proposal because without such stockholder approval, the limitations imposed by Section 203 of the Delaware General Corporation Law (the “DGCL”) may prohibit us, for a three-year period that ends on May 12, 2011, from making awards under the 2006 Director Plan to directors who are affiliates of Steel Partners. The Board believes that it is appropriate that non-employee directors who are affiliates of Steel Partners receive the same form of compensation for service on the Board as do other non-employee directors.

Background

On October 26, 2007, we entered into a Settlement Agreement (the “Settlement Agreement”) with Steel Partners, L.L.C. and Steel Partners to end the election contest that was to occur at our 2007 Annual Meeting of Stockholders. Pursuant to the Settlement Agreement, we agreed, among other things, to nominate, recommend, support and solicit proxies for each of Jack L. Howard, John J. Quicke and John Mutch for election to our Board of Directors at the 2007 Annual Meeting of Stockholders, and each of these individuals was elected to our Board in December 2007. Steel Partners represented to us in the Settlement Agreement that Mr. Howard and Mr. Quicke may be deemed to be affiliates of Steel Partners under the rules of the Exchange Act, but that Mr. Mutch was not an affiliate of Steel Partners.

As described in further detail in the section entitled “Stock Ownership of Principal Stockholders and Management” below, Steel Partners is our largest stockholder, beneficially owning approximately 17.51% of our common stock as of the record date. Steel Partners became the “owner” (as such term is defined in Section 203 of the DGCL) of 15% or more of our common stock on May 12, 2008, causing them to become an “interested stockholder” under Section 203 as of such date. The definition of the term “interested stockholder” under Section 203 of the DGCL includes “affiliates” and “associates” of the “owner” of 15% or more of a corporation’s common stock. As a result, not only is Steel Partners an “interested stockholder” with respect to Adaptec, but Mr. Howard and Mr. Quicke may also be deemed to be “interested stockholders.”

Section 203 of the DGCL provides that a corporation may not engage in any “business combination” with any “interested stockholder” for a period of three years following the time such stockholder became an “interested stockholder,” subject to certain exceptions. Section 203 defines the term “business combination” very broadly to include, among other things:

“Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits . . . provided by or through the corporation or any direct or indirect majority-owned subsidiary.”

Awards to directors under the 2006 Director Plan could be viewed as the provision of a “financial benefit” within the definition of a “business combination,” and if such awards are so regarded, we would not be permitted to provide such awards to directors who are affiliates of Steel Partners until the three-year moratorium expires on May 12, 2011.

Section 203 of the DGCL provides certain exceptions to the prohibition on a corporation’s ability to engage in a “business combination” with an “interested stockholder” prior to the expiration of the three-year waiting period. One exception is that if the “business combination” were approved prior to the time that the stockholder in question became an interested stockholder, then such “business combination” may proceed. We have a policy and practice of paying cash fees to our non-employee directors that was adopted by our Board in May 2006. Consequently, we believe that the payment of such cash fees to directors, including directors who are affiliates of Steel Partners, was approved prior to the time that Steel Partners became an interested stockholder and that we therefore can, consistent with Section 203, pay these cash fees to directors who are affiliates of Steel Partners. We also have had a policy in place that was approved in May 2006 regarding equity awards to non-employee directors. However, our 2006 Director Plan does not provide for automatic grants to our non-employee directors consistent with this policy, as awards under the 2006 Director Plan are approved by our Board of Directors upon the recommendation of our Compensation Committee at the time of each award. Consequently, we believe that future awards under the 2006 Director Plan may not be regarded, for the purposes of Section 203, as having been approved prior to the time that Steel Partners became an interested stockholder.

Section 203 of the DGCL contains a further exception to the effect that if a “business combination” is approved by a corporation’s board of directors and is then subsequently approved by the corporation’s stockholders at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the “interested stockholder,” then the corporation may consummate the “business combination” with the “interested stockholder.” Accordingly, we are seeking the affirmative vote of at least 66 2/3% of the outstanding shares of our common stock that are not “owned” by Steel Partners and its “affiliates” and “associates” in order to provide us with the clear ability to grant awards under our 2006 Director Plan to those of our directors who are affiliates of Steel Partners during the Restricted Period.

Summary of Certain Provisions of the 2006 Director Plan

Our 2006 Director Plan was approved by our stockholders at our 2006 Annual Meeting of Stockholders. The 2006 Director Plan authorizes the award of non-qualified stock options, restricted stock, stock appreciation rights and restricted stock units to non-employee members of our Board of Directors. Employee directors are not eligible to receive awards under the 2006 Director Plan.

We reserved a total of 1,200,000 shares of our common stock for issuance under the 2006 Director Plan, a maximum of 600,000 shares in the aggregate of which may be issued as restricted stock or restricted stock units. In addition, any shares that are (1) subject to issuance upon exercise of an option or stock appreciation right granted under the 2006 Director Plan but which cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right, (2) subject to restricted stock awards or restricted stock units granted under the 2006 Director Plan that are forfeited or are repurchased by us at the original issue price or (3) subject to any awards granted under the 2006 Director Plan that terminate without the shares being issued, will be returned to the 2006 Director Plan and be available for issuance under the 2006 Director Plan. Also, any shares that were available for issuance but unissued under our 2000 Director Option Plan, the predecessor to the 2006 Director Plan, as of its termination on September 14, 2006, and any shares that are subject to issuance upon exercise of an option granted under the 2000 Director Option Plan but which cease to be subject to the option for any reason other than exercise of the option will be available for issuance under the 2006 Director Plan. Stock appreciation rights granted under the 2006 Director Plan which are to be settled in shares of our common stock are counted as full shares against the number of shares available under the 2006 Director Plan, regardless of the number of shares actually issued upon settlement of the stock appreciation right. As of the record date, 208,750 shares were subject to outstanding awards under the 2006 Director Plan and 1,432,500 shares remained available for future grants.

The 2006 Director Plan is a “discretionary” plan and does not provide for automatic granting of options and other equity awards to our non-employee directors. Instead, our Board of Directors approves equity awards under this plan, with the number of shares subject to the award and the vesting terms subject to the Board’s discretion. The exercise price of any options or stock appreciation rights granted under the Director Plan is 100% of the fair market value of our common stock on the date of grant. The purchase price of a restricted stock award granted under the Director Plan, however, may be less than the fair market value of the shares on the date of grant.

The foregoing description of the 2006 Director Plan is not intended to be complete. For further information regarding the terms of the 2006 Director Plan, we refer you our definitive proxy statement for our 2006 Annual Meeting of Stockholders, which we filed with the SEC on July 28, 2006.

History of Grants under the 2006 Director Plan

In May 2006, our Board approved the compensation program for our non-employee directors, which compensation program remains in place. With regard to equity awards, this program provides for an initial award of options to purchase of 32,500 shares of our common stock and 16,250 shares of restricted stock upon becoming a member of our Board of Directors, and annual awards to continuing directors of options to purchase 12,500 shares of our common stock and 6,250 shares of restricted stock. We began granting awards to our non-employee directors under the 2006 Director Plan in September 2006, making (i) restricted stock awards to Messrs. Castor, Kennedy, Loarie, Mercer and Van Houweling in September 2006, (ii) restricted stock awards to Messrs. Castor, Kennedy, Loarie, Mercer, Mutch and Van Houweling in December 2007, (iii) stock option grants to Messrs. Castor, Kennedy, Loarie, Mercer, Mutch and Van Houweling in December 2007 and (iv) restricted stock unit and stock appreciation rights awards to Messrs. Howard and Quicke in February 2008. The following table illustrates the awards that we have granted to our current non-employee directors under the 2006 Director Plan:

Name	Shares of Restricted Stock	Restricted Stock Units	Stock Appreciation Rights	Shares Underlying Options
Jon S. Castor	22,500	—	—	12,500
Jack L. Howard	—	16,250	32,500	—
Joseph S. Kennedy	12,500	—	—	12,500
Robert J. Loarie	12,500	—	—	12,500
D. Scott Mercer	12,500	—	—	12,500
John Mutch	16,250	—	—	32,500
John J. Quicke	—	16,250	32,500	—
Douglas E. Van Houweling	12,500	—	—	12,500

Please note that we granted restricted stock units and stock appreciation rights to Mr. Howard and Mr. Quicke in February 2008 in lieu of the corresponding awards of restricted stock and stock options otherwise made to new directors because at the time of such awards, Steel Partners owned less than 15% of our common stock, and we desired not to grant awards to affiliates of Steel Partners that would cause the aggregate ownership of Steel Partners and its affiliates to exceed the 15% threshold under Section 203 of the DGCL.

Future Grants under the 2006 Director Plan

Future awards to our non-employee directors under the 2006 Director Plan are discretionary and cannot be determined at this time. Our Board may determine to change the level of compensation made to our non-employee directors from the compensation that was approved in May 2006.

If this proposal is adopted, stockholders will be giving discretionary authority to the non-Steel Partners affiliated members of our Board of Directors to grant awards under the 2006 Director Plan to those directors who are affiliates of Steel Partners that are the same as or economically equivalent to awards made under the plan to our other non-employee directors. In particular, to the extent that they remain on our Board during the Restricted Period, we intend to grant awards to Mr. Howard and Mr. Quicke that are the same as or economically equivalent to the equity awards that would be made to our other non-employee directors that are not affiliated with Steel Partners.

If this proposal is not adopted, we do not expect to make awards during the Restricted Period under the 2006 Director Plan to directors who are affiliates of Steel Partners, unless we determine that such awards would not violate applicable law.

Required Vote and Board of Directors Recommendation

Under Section 203 of the DGCL, the affirmative vote of at least 66 2/3% of the outstanding shares of our common stock that are not “owned” by Steel Partners and its “affiliates” and “associates” is required to approve the proposal. Steel Partners owned approximately 17.51% of our outstanding shares as of the record date. Consequently, stockholders other than Steel Partners owning approximately 54.99% of our common stock will be required to approve the proposal in order to attain the 66 2/3% approval required by Section 203. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against the proposal. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority to vote your shares on this proposal. If a broker chooses to leave these shares unvoted, the shares will be counted for the purpose of establishing a quorum and will have the same effect as a vote against this proposal.

Our Board of Directors believes that approval of this proposal is necessary to achieve consistency in the equity compensation of Mr. Howard and Mr. Quicke, as well as any future Adaptec director that is an affiliate of Steel Partners, with that of our other non-employee directors.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF

GRANTING AUTHORITY TO OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE TO GRANT AWARDS UNDER OUR 2006 DIRECTOR PLAN TO DIRECTORS THAT ARE AFFILIATED WITH STEEL PARTNERS.

PROPOSAL NO. 4—APPROVAL OF GRANTING AUTHORITY TO OUR BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT

With the exception of the anticipated post-reverse stock split share numbers and stock prices set forth in this Proposal No. 4 or unless otherwise indicated, numbers set forth in this proxy statement do not reflect the effect of the proposed reverse stock split.

Overview

You are being asked to vote upon three proposed amendments to our certificate of incorporation which would grant to our Board of Directors the discretion to effect a reverse split of all outstanding shares of our common stock, if the Board deems that it is in our and our stockholders’ best interests, at an exchange ratio of (i) one-for-three, (ii) one-for-four or (iii) one-for-five. Our Board of Directors would have the sole discretion to elect, as it determines to be in the best interests of us and our stockholders, whether or not to effect a reverse stock split, and if so, at which of the approved exchange ratios, at any time before our 2009 Annual Meeting of Stockholders. If our Board of Directors elects to implement one of the reverse stock splits, the Board would abandon the remaining approved reverse stock splits without need for any further stockholder action. Our Board of Directors believes that approval of a proposal granting this discretion to the Board, rather than approval of an immediate reverse stock split at a specified ratio, would provide the Board with maximum flexibility to react to current market conditions and to therefore achieve the purposes of the reverse stock split, if implemented, and to act in the best interests of Adaptec and our stockholders.

To effect the reverse stock split, our Board of Directors would file a certificate of amendment to our certificate of incorporation or an amended and restated certificate of incorporation with the Delaware Secretary of State. If our Board of Directors elects to implement one of the approved reverse stock splits, the number of issued and outstanding shares of our common stock would be reduced in accordance with the exchange ratio for the selected reverse stock split. The par value of our common stock would remain unchanged at $0.001 per share, and the number of our authorized shares of common stock would remain unchanged. The reverse stock split would become effective upon filing the amendment to our certificate of incorporation or the amended and restated certificate of incorporation with the Delaware Secretary of State. Our Board of Directors may elect not to implement any of the approved reverse stock splits at its sole discretion, even if all of the proposed reverse stock splits are approved by our stockholders.

Our Board of Directors has approved the proposed grant of discretion to effect a reverse stock split. You may elect to vote in favor of each of the proposed exchange ratios, some of the proposed exchange ratios or none of the proposed exchange ratios. By approving all of the proposed exchange ratios, however, our stockholders will give our Board the maximum flexibility to react to current market conditions and to therefore achieve the purposes of the reverse stock split, if implemented, and to act in the best interests of Adaptec and our stockholders.

Purposes of the Proposed Reverse Split

Our Board of Directors believes that it should maintain the right to implement a reverse split for the following reasons:

•

Increased, more attractive share price. The anticipated increase in our stock price resulting from the reverse stock split could return our stock price to a level that we believe is more consistent with other companies in our industry. Our Board of Directors also believes that the reverse split should enhance the acceptability and marketability of our common stock to the financial community and the investing public and may mitigate any reluctance on the part of brokers and investors to trade in our common stock. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of our common stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks.

•

Reduced stockholder transaction costs. Many investors pay commissions based on the number of shares traded when they buy or sell our stock. If our stock price were higher, these investors would pay lower commissions to trade a fixed dollar amount of our stock than they would if our stock price were lower. In addition, stockholders who hold only a few shares of our stock may not have an economic way to sell their shares. To the extent these stockholders are left with fractional shares as a result of the reverse stock split, they would receive cash for their shares without incurring transaction costs.

•

Increased earnings visibility. A decrease in our outstanding shares would result in increased visibility for our net income (loss) per share and changes in our net income (loss) per share. For example, if our weighted average number of shares outstanding was 120,000,000, each $1.2 million of net income (loss) would result in $0.01 of earnings per share and additional net income (loss) of less than $600,000 would result in no change in net income (loss) per share, as a result of rounding. If we implemented the reverse stock split and reduced the weighted average number of shares outstanding to 40,000,000, 30,000,000 or 24,000,000, depending on the exchange ratio chosen by our Board, smaller changes in net income would be reflected in earnings per share, because each $400,000, $300,000 or $240,000, depending on the exchange ratio chosen by our Board, of net income (loss) would result in $0.01 of net income (loss) per share.

Our Board of Directors believes that one or more of the factors underlying the purposes described above may have contributed to an unjustified, relatively low level of interest in Adaptec on the part of investment analysts, brokers and professionals and individual investors, which tends to depress the market for our common stock. Our Board has thus proposed having the discretion to effect a reverse split as a means of increasing the per-share market price of our common stock.

Our Board of Directors intends to implement a reverse stock split if it believes that this action is in the best interests of Adaptec and our stockholders. Such determination shall be based upon certain factors, including but not limited to, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If our Board ultimately determines to effect a reverse split, the Board will select one of the approved stock split ratios that it believes will result in the greatest marketability of our common stock based on prevailing market conditions. No further action on the part of our stockholders would be required to either effect or abandon the reverse split. Notwithstanding approval of any of the proposed reverse split ratios by the stockholders, our Board of Directors may, in its sole discretion, determine to delay the effectiveness of the reverse split up until the next annual meeting of our stockholders.

Certain Risks Associated with the Reverse Stock Split

If the reverse stock split is implemented, the resulting per-share price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of these investors, and consequently, the trading liquidity of our common stock may not improve.

While we believe that a higher stock price may help generate investor interest in our common stock, the reverse stock split may not result in a stock price that will attract institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of the split. If the reverse stock split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the split. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

The reverse stock split may reduce the liquidity and increase the volatility of our stock.

Following the reverse stock split, our outstanding shares will be reduced by a factor of three, four or five, depending on the exchange ratio chosen by our Board of Directors, which may lead to reduced trading and a smaller number of market makers for our common stock. In addition, stocks trading at a 30-day average below $5 generally may not be sold short. Following the reverse stock split, to the extent our per-share trading price is consistently above $5, investors may short our stock. This may increase the volatility of our stock price.

Our total market capitalization immediately after the proposed reverse stock split may be lower than immediately before the proposed reverse stock split.

There are numerous factors and contingencies that could affect our stock price following the proposed reverse stock split, including the status of the market for our common stock at the time, our reported results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our common stock may not be sustainable at the direct arithmetic result of the reverse stock split (for example, based on the closing price of our common stock on The NASDAQ Global Market on the record date of $3.94 per share, the direct arithmetic result of a 1-for-3, 1-for-4 or 1-for-5 reverse stock split would be a post-split market price for our common stock of $11.82 per share, $15.76 per share and $19.70 per share, respectively). If the market price of our common stock declines after the reverse stock split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after the split will be lower than before the split.

The reverse stock split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Potential Effects of the Proposed Reverse Stock Split

Effects on Adaptec.    The immediate effect of a reverse stock split would be to reduce the number of shares of our outstanding common stock and to increase the trading price of our common stock. However, as discussed above, the effect of any reverse stock split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance and sometimes does not. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

The following table reflects the approximate number of shares of our common stock that would be outstanding as a result of each proposed reverse stock split based on 121,479,944 shares of our common stock outstanding as of the record date for the Annual Meeting, without accounting for fractional shares which will be cancelled and paid for in cash:

Proposed Reverse Stock Split Exchange Ratio	Approximate Shares of Common Stock to Be Outstanding
1-for-3	40,493,314
1-for-4	30,369,986
1-for-5	24,295,988

As discussed above, the resulting decrease in the number of shares of our common stock outstanding could potentially impact the liquidity of our common stock on The NASDAQ Global Market, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders.    If we implement a reverse stock split, the number of shares of our common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse split by the exchange ratio, and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse split, as described in further detail below. The reverse stock split would not affect any stockholder’s percentage ownership interests in Adaptec or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effects on Options, Warrants and Convertible Notes.    If we implement a reverse stock split, the terms of our outstanding options, warrants and convertible notes would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the exchange ratio of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option plans would be reduced proportionally based on the exchange ratio of the reverse stock split. None of the rights currently accruing to holders of our common stock, options, warrants or convertible notes would be affected by the reverse stock split.

Other Effects on Outstanding Shares.    If we implement a reverse stock split, the rights and preferences of the outstanding shares of our common stock would remain the same after the reverse stock split. Each share of our common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

Our common stock is currently registered under Section 12(b) of the Exchange Act. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of our common stock under the Exchange Act.

Authorized Shares of Common Stock

The reverse stock split, if implemented, would not change the number of authorized shares of our common stock as designated by our certificate of incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase.

These additional shares of common stock would also be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. We have no current plan to issue shares from these additional shares.

The additional shares of common stock that would become available for issuance if the reverse split is approved could also be used by us to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management of Adaptec, including transactions that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our Board of Directors could strategically sell shares of our common stock in a private transaction to purchasers who would oppose a takeover or favor our current Board of Directors. Although the reverse split has been prompted by business and financial considerations, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by us to deter or prevent changes of control of Adaptec.

Procedure for Effecting the Proposed Reverse Stock Split and Exchange of Stock Certificates

If our stockholders approve some or all of the proposed reverse stock split exchange ratios, our Board of Directors may elect whether or not to declare a reverse stock split at any of such approved exchange ratios at any time before our 2009 Annual Meeting of Stockholders. The reverse stock split would be implemented by filing an amendment to our certificate of incorporation or an amended and restated certificate of incorporation with the Delaware Secretary of State, and the reverse stock split would become effective on the date the filing is accepted by the Delaware Secretary of State.

As of the effective date of the reverse stock split, each certificate representing shares of our common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse stock split. All shares, underlying options and warrants and other securities would also be automatically adjusted on the effective date.

Our transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into our common stock would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded down to the nearest whole share. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on the trading day immediately preceding the effective date of the reverse stock split.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our certificate of incorporation or bylaws to any stockholder who dissents from this proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our common stock would remain unchanged at $0.001 per share after the reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder’s own tax advisor with respect to the consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon the stockholder’s exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as the stockholder’s aggregate tax basis in the shares exchanged. Stockholders who receive cash upon redemption of their fractional share interests in the shares as a result of the reverse stock split will generally recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of our shares of common stock outstanding on the record date is required to approve granting authority to our Board of Directors to effect at any time prior to our 2009 Annual Meeting of Stockholders a reverse split of our common stock at one of the following exchange ratios: (i) 1-for-3, (ii) 1-for-4 or (iii) 1-for-5. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your shares will be counted as present for purposes of determining the presence of a quorum and your abstention will have the same effect as a vote against this proposal. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Broker non-votes will be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against this proposal.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF

EACH OF THE PROPOSED AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND TO GRANT THE BOARD THE DISCRETION TO EFFECT A REVERSE STOCK SPLIT

PROPOSAL NO. 5—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2009, and our stockholders are being asked to ratify the Audit Committee’s appointment. We have engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2009. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Adaptec and our stockholders.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents information regarding the fees estimated and billed by PricewaterhouseCoopers LLP and affiliated entities (collectively “PricewaterhouseCoopers”) for our 2008 and 2007 fiscal years.

	For the Year Ended March 31,
Nature of Services	2008	2007
Audit Fees	$1,692,000	$1,570,000
Audit-Related Fees	182,000	—
Tax Fees	153,000	164,000
All Other Fees	—	—

Total Fees	$2,027,000	$1,734,000

Audit Fees.    This category includes professional services rendered for the audit of our consolidated financial statements, review of consolidated financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    This category includes professional services rendered by PricewaterhouseCoopers that were related to due diligence on a potential acquisition.

Tax Fees.    This category includes professional services by PricewaterhouseCoopers that were related to tax advice, tax compliance and foreign tax matters.

All Other Fees.    We did not incur any Other Fees during these periods.

Audit Committee Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board, subject to a de minimis exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit-related or non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect. In the 2008 and 2007 fiscal years, the Audit Committee followed SEC guidelines in approving all services rendered by PricewaterhouseCoopers.

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against this proposal. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority to vote your shares on this proposal. If a broker chooses to leave these shares unvoted, the shares will be counted for the purpose of establishing a quorum, but will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of August 27, 2008 by (a) each beneficial owner of 5% or more of our outstanding common stock known to us, (b) each of our directors and our director nominee, (c) each of our “named executive officers” listed in the Summary Compensation Table below and (d) all of our current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on approximately 121,479,944 shares of our common stock outstanding as of August 27, 2008. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each beneficial owner listed below maintains a mailing address of c/o Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days after August 27, 2008, including through the exercise of any equity award. The “Percentage of Shares” column treats as outstanding all shares underlying equity awards held by the stockholder, but not shares underlying equity awards held by other stockholders.

	Adaptec Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percentage of Shares Outstanding
Directors, Director Nominee and Named Executive Officers:
Jon S. Castor	53,281	*
Jack L. Howard	—	*
Joseph S. Kennedy	140,000	*
Robert J. Loarie(2)	192,604	*
D. Scott Mercer	160,000	*
John Mutch	16,250	*
John J. Quicke	—	*
Lawrence J. Ruisi	—	—
Douglas E. Van Houweling	140,000	*
Subramanian “Sundi” Sundaresh	827,452	*
Mary L. Dotz	75,000	*
Marcus D. Lowe	304,134	*
Christopher G. O’Meara	—	*
Manoj Goyal	—	*
Stephen Terlizzi	—	*
Directors and executive officers as a group (11 persons)	1,908,721	1.57%

5% Stockholders:
Steel Partners II, L.P.(3)	21,273,800	17.51%
Dimensional Advisors, L.P.(4)	10,181,849	8.38%
Donald Smith & Co., Inc.(5)	9,657,419	7.95%
Renaissance Technologies LLC(6)	9,456,900	7.78%
Barclays Global Investors, N.A.(7)	7,619,559	6.27%

*	Less than 1% ownership.

(1)	Includes the following shares that may be acquired upon exercise of stock options granted under our stock option plans within 60 days after August 27, 2008, and the following shares of restricted stock that had not vested as of August 27, 2008:

Name	Number of Shares Subject to Options	Shares of Restricted Stock
Jon S. Castor	30,781	—
Jack L. Howard	—	—
Joseph S. Kennedy	127,500	—
Robert J. Loarie(2)	132,500	—
D. Scott Mercer	147,500	—
John Mutch	—	16,250
John J. Quicke	—	—
Lawrence J. Ruisi	—	—
Douglas E. Van Houweling	127,500	—
Subramanian “Sundi” Sundaresh	494,999	200,000
Mary L. Dotz	—	75,000
Marcus D. Lowe	211,665	64,000
Christopher G. O’Meara	—	—
Manoj Goyal	—	—
Stephen Terlizzi	—	—
Directors and executive officers as a group (11 persons)	1,272,445	355,250

(2)	Includes 53,854 shares held in the name of a trust for the benefit of Mr. Loarie and his family.

(3)

Steel Partners II, L.P. (“Steel Partners”) has sole voting and dispositive power over all of the shares. Steel Partners II GP LLC (“Steel GP LLC”) is the general partner of Steel Partners. Steel Partners II Master Fund L.P. (“Steel Master”) is the sole limited partner of Steel Partners. Partners LLC is the investment manager of Steel Partners and Steel Master. Warren G. Lichtenstein is the manager of Partners LLC and the managing member of Steel GP LLC. By virtue of his positions with Partners LLC and Steel GP LLC, Mr. Lichtenstein has the power to vote and dispose of all of the shares beneficially owned by Steel Partners. Steel Partners’ address is 590 Madison Avenue, 32nd Floor, New York, New York 10022. All information regarding Steel Partners is based solely upon the Form 4 filed by it with the SEC on July 8, 2008.

(4)	Dimensional Fund Advisors, L.P. (“Dimensional”) reported that it has sole voting power and dispositive power with respect to all of the shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Funds”). All of the shares are owned of record by the Funds. Dimensional’s address is 1299 Ocean Avenue, Santa Monica, California 90401. All information regarding Dimensional is based solely upon its Schedule 13F-HR filed by it with the SEC on August 1, 2008.

(5)	Donald Smith & Co., Inc. (“Donald Smith”) reported that it has sole voting power with respect to 7,489,414 shares and sole dispositive power with respect to all of the shares. All of the shares are owned of record by advisory clients of Donald Smith. Donald Smith’s address is 152 West 57th Street, New York, New York 10019. All information regarding Dimensional is based solely upon the Schedule 13F-HR filed by it with the SEC on August 13, 2008.

(6)	Renaissance Technologies LLC (“Renaissance”) reported that both it and James H. Simons, who controls Renaissance, have sole voting power and dispositive power with respect to all of the shares. Renaissance’s address is 800 Third Avenue, New York, New York 10022. All information regarding Renaissance is based solely upon the Schedule 13F-HR filed by it with the SEC on August 14, 2008.

(7)

Barclays Global Investors, N.A. reported that it had sole voting power with respect to 2,261,112 shares and sole dispositive power with respect to 2,714,101 shares, Barclays Global Fund Advisors had sole voting power with respect to 2,749,501 shares and sole dispositive power with respect to 3,740,602 shares and that

Barclays Global Investors, Ltd. had sole dispositive power with respect to 123,940 shares. The address of each of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, England EC3N 4HH. All information regarding these entities is based solely upon the Schedule 13F-HR filed by them with the SEC on July 25, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our executive compensation philosophy, decisions and practices for fiscal 2008. It places in perspective the earnings of our named executive officers.

Compensation Philosophy and Overview

Our pay programs are designed to attract, retain and motivate a qualified workforce to achieve our financial and strategic objectives. Our compensation program strive to: pay for performance by rewarding each employee for team results and his or her individual contribution to our success; provide managers with guidelines to make fair and equitable compensation decisions.

We believe that the most effective compensation program is one that is designed to reward the achievement of our financial and strategic goals, and which aligns executives’ interests with those of our stockholders.

The compensation programs for our executive officers have three principal elements: a base salary which is developed in part by referencing the 50th percentile of the market, cash incentive bonuses linked to achievement of financial and corporate goals and equity-based incentive compensation. In addition, we provide our executive officers a variety of benefits that in most cases are available generally to all of our salaried employees. We view the components of compensation as related but distinct. We believe that an executive’s compensation package should be fair and reasonable when taken as a whole.

We have not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation or between cash and non-cash compensation. The compensation philosophy of the Compensation Committee of our Board of Directors (the “Committee”) is to keep cash compensation at a competitive level while providing the opportunity to be significantly rewarded through equity if Adaptec and our stock price perform well over time. We also believe that, for most technology companies, stock-based compensation is generally the primary motivator in attracting executives rather than base salary or cash bonuses.

We believe that our executive officers should have a larger portion of their equity incentive awards at risk as compared with our other employees. We also believe, over the long term, that executive officers should have a greater percentage of their equity compensation in the form of stock options and performance-contingent stock rather than time-based restricted stock, as stock options and performance-contingent stock have greater risk associated with them than time-based restricted stock.

Fiscal Year 2008.    We experienced various challenges in fiscal 2008 that required us to modify and focus our executive compensation programs toward retaining key employees in an unstable and unpredictable operating environment. In designing appropriate compensation programs, we had multiple factors to consider: (1) a shrinking revenue base resulting from a loss of key customers and a broader decline in one of our core business segments; (2) strategic acquisition and restructuring initiatives; (3) a potential proxy contest, settlement of which resulted in three new investor representatives joining our Board; (4) significant turnover (voluntary and involuntary) among both the executive ranks and among the broader employee population; and (5) aggressive cost cutting initiatives.

Because of these special circumstances, we implemented changes to executive compensation in fiscal 2008. Our benchmarking of compensation included companies having lower revenues than those with which we had compared ourselves in prior years. Because we needed to emphasize retention, we also provided special cash retention incentives based on service for executives other than our Chief Executive Officer, a retention program with performance-contingent incentives for our Chief Executive Officer, and all equity awards during the fiscal year were made in the form of time-based restricted stock awards (“RSAs”) rather than a combination of RSAs and stock options. We continue to believe that, over the long term, executive officers should have a greater percentage of their equity compensation in the form of stock options and performance-contingent stock rather than time-based RSAs, and we do not view cash retention incentives as a long-term element of executive compensation. However, in light of the circumstances we faced in fiscal 2008, we believe the changes we made to our executive compensation programs were necessary.

In addition, as we have done since the second half of fiscal 2006, we established bonus targets based on minimization of losses, which the Board and management believed to be unavoidable in fiscal 2008, even though our objective is to be in a position to require net profits to fund our bonus pool.

Role of the Compensation Committee

The current members of the Committee are John S. Castor, who is the Chair of the Committee, Robert Loarie and John J. Quicke. Mr. Castor and Mr. Loarie served on the Committee for all of fiscal 2008. Mr. Quicke joined the Committee in December 2007 upon his election to our Board of Directors at our 2007 Annual Meeting of Stockholders.

The Committee ensures that our executive compensation and benefits program is consistent with our compensation philosophy and our corporate governance guidelines and is empowered to determine executive officers’ total compensation, and subject to the approval of the Board, to determine our Chief Executive Officer’s total compensation.

Typically, Committee meetings are attended by, for all or a portion of each meeting, not only the Committee members but also our Chief Executive Officer, our Vice President of Human Resources, an independent compensation consultant from Compensia, Inc. and legal counsel from Fenwick West LLP.

Role of Executive Officers in Compensation Decisions

Mr. Subramanian Sundaresh, our Chief Executive Officer, annually reviews the performance of each of our other executive officers. Mr. Sundaresh rates the performance of his direct staff and the Committee rates the performance of Mr. Sundaresh in consultation with the other non-executive Directors. Each executive officer also completes a self assessment of his/her performance. The conclusions reached by Mr. Sundaresh and his recommendations based on these reviews, including with respect to continued employment, salary adjustments, incentive awards and equity award amounts, are presented by Mr. Sundaresh to the Committee. The Committee thoughtfully considers the Chief Executive Officer’s recommendations when exercising its own judgment in making compensation decisions and awards to our executive officers who report to the Chief Executive Officer.

Survey Analysis

In fiscal 2008, we engaged Radford Surveys + Consulting, a business unit of AON Consulting (“Radford”), to provide comprehensive compensation data. Radford provides a number of compensation surveys for the technology industry. The surveys compare practices among other high technology companies and cover base salary, cash incentives, stock equity incentive grants and total cash as a percentage of total direct compensation.

Radford provides quarterly summaries of industry trends to our Vice President, Human Resources, which enables Human Resources to remain current on total compensation trends and which is shared with the Committee. Our Vice President, Human Resources also reviews different surveys consisting of: the Radford Total Company Results survey comprised of data from approximately 170 technology companies with $200 million to $1 billion in annual revenues, the Radford Total Company Results survey comprised of data from approximately 140 technology companies with $50 million to $200 million in annual revenues, and the Radford Stock by Level report which explains stock practices in over 500 technology companies primarily located in the San Francisco Bay Area. The Committee also considers other reference points in reviewing compensation data. For example, we used a Custom Select Company Results survey provided by Radford that compares compensation information for a peer group of high technology companies or their divisions, identified by Adaptec executives and approved by the Committee. This peer group of companies, with similar revenues, is primarily in the storage, computer peripherals, and semiconductor components businesses with which we compete for executive and technical employees. The list of peer companies is as follows:

	Emulex	Silicon Image
Acer America (Subsidiary of Acer Inc.)	Foundry Networks	Silicon Storage Technology

Commvault Systems	Informatica	Sonic Wall

Datalogic Scanning (Subsidiary of Datalogic S.p.A.)	Interwoven	Synaptics

Dolby Laboratories Dot Hill System	Iomega	Wind River Systems
	Packeteer	Xyratex International
	PMC-Sierra	Zantaz

In positions outside of engineering and product management, we seek executive talent within the broader technology industry. Relevant survey positions and data that match the skills of our officers are analyzed and presented to the Committee. As noted above, in fiscal 2008, the Committee also began to compare our executives’ compensation with compensation at companies having lower revenues than the companies with which we had compared ourselves in prior years. The companies which participate in the surveys may differ from year to year because companies may elect to join or no longer participate in the survey on an annual basis and the companies’ revenue size may differ making them no longer a match to our criteria.

External Advisor

The Committee has the authority to engage the services of outside advisors. The Committee used the services of Compensia, Inc. as an independent advisor to assist the Committee in its review of fiscal 2008 compensation for executive officers and other elements of Adaptec’s executive pay program. In fiscal 2008, Compensia completed a comprehensive review of our Board of Directors’ compensation, an analysis of severance and retention practices, and a discussion document on performance-based equity compensation. Compensia provides no services to management.

Accounting and Tax Implications of Our Compensation Policies

In designing our compensation programs, the Committee considers the financial accounting and tax consequences to Adaptec as well as the tax consequences to our employees. We account for equity compensation paid to our employees under SFAS 123(R), which requires us to estimate and record an expense over the service period of the award. The SFAS 123(R) cost of our equity awards is considered by management as part of our equity grant recommendations to the Committee.

Section 162(m) of the Internal Revenue Code places a limit of $1million on the amount of compensation that we may deduct for income tax purposes in any one year with respect to our Chief Executive Officer and certain other of our most highly compensated executive officers. The $1 million limit does not apply to compensation that is considered “performance based” under applicable tax rules. Our executive stock options are intended to qualify as “performance-based,” so that compensation attributable to those options is fully tax deductible. Time-based RSAs, that we awarded in fiscal 2008 and prior years do not meet the requirements of Section 162(m) as performance based. Therefore, the fair market value of the shares that vest during a particular year will be counted along with other non-performance-based compensation in that year in determining whether the $1 million limit for non-performance-based compensation is exceeded. Although we also provide cash compensation to executives in forms that do not meet the requirements for “performance-based” compensation, such as base salary and annual incentive pay, we have no individuals with non-performance based cash compensation in excess of the Section 162(m) tax deduction limit in fiscal 2008, excluding the receipt by Mr. Sundaresh of his prior deferrals upon the termination of our nonqualified deferred compensation plan as described below in “Nonqualified Deferred Compensation.”

Fiscal Year 2008 Executive Compensation Program

Components of our Compensation Program

Base Salary.    In fiscal 2008, we set base salaries for our executive officers after considering the survey information discussed above under “Survey Analysis,” with emphasis on the companies with lower revenues. Based on the results of these surveys and the input from Compensia, the Committee determines whether our executive officers are paid competitively. We believe the officers should be paid competitively, not above or below the market data unless their experience or responsibilities warrant either a higher or lower placement compared to market. With the exception of Mary L. Dotz, our Chief Financial Officer who was hired on March 31, 2008, in fiscal 2008 our executives were paid at slightly above the 50th percentile of those in Radford Total Company Results survey of technology companies with revenues of less than $200 million and slightly below the 50th percentile for the Radford Total Company Results survey for companies with revenues of $200 million to $1 billion. As a result, executives did not receive increases in base salary for fiscal 2008, with the exception of Messrs. Goyal and Terlizzi.

For fiscal 2008, the base salary for Mr. Sundaresh, our Chief Executive Officer, was $450,000; the base salary for Mr. Christopher G. O’Meara, our Chief Financial Officer, was $325,000; and the base salary for Mr. Marcus D. Lowe, our Vice President, Emerging Business unit and Corporate Development, was $260,000. Messrs. Sundaresh, O’Meara and Lowe did not receive an increase in their base salaries for fiscal 2008 based on their market position. Effective April 1, 2007 (the first day of fiscal 2008) the base salary of Mr. Manoj Goyal, our former Vice President and General Manager of Data Protection Solutions, increased from $240,000 to $255,000 and the base salary of Mr. Stephen Terlizzi, our former Vice President and General Manager of the Storage Solutions Group, increased from $220,000 to $230,000.

Mary L. Dotz, our Chief Financial Officer, joined Adaptec on March 31, 2008 with a negotiated base salary of $265,000.

Retention and Other Special Compensation Programs.    In fiscal 2008, the Committee was focused on retaining executives due to uncertainty created by the potential proxy contest, the high percentage of employee turnover, and potential business transactions, we were considering. The Committee asked Compensia for guidance and recommendations in determining the appropriate retention program for our executive officers and, in April 2007, reviewed a special report prepared by Compensia explaining retention practices. The Committee believes that stability in the executive team is critical in order to retain the executive officers and meet our financial and corporate goals. Accordingly, a performance-contingent program was put in place for our Chief Executive Officer, and a service-based retention award was developed for the other executive officers with an amount equal to two months of base salary payable at the end of November, 2007 and a an amount equal to four months of base salary payable in April 2008.

The design provided for the larger payment later in the fiscal year after key company actions were to be completed to reinforce the retention theme. Mr. O’Meara received $162,500; Mr. Lowe received $130,000; Mr. Goyal received $127,500; and Mr. Terlizzi received $115,000 under this program. The Committee made a decision not to offer the time-based retention incentive to Mr. Sundaresh to ensure that he focused the executive team on achieving specific goals; instead, the Committee created a performance-contingent retention program for him. The Committee identified three critical individual goals to align the future direction of the Company, improve our revenue potential, lower our operating expenses and enhance the strategic direction of our company. Each goal was valued at two months of base salary. The Committee determined that Mr. Sundaresh satisfied 100% of the first goal by signing an agreement with an ASIC partner by September 30, 2007, 50% of the second goal by eliminating infrastructure costs in IT and Facilities, and 0% of the third goal, as a proposed corporate transaction was not combined. This resulted in an aggregate 50% achievement of his performance goals, equaling a payment of $112,500, or three months of his base salary. The combination of these programs was believed sufficient to retain our Chief Executive Officer and our other executives.

The special programs implemented in fiscal 2008 have run their course and, as of the date of this report, there are no special retention programs in place.

Incentive Program.    In fiscal 2008, we paid cash bonuses to our executive officers pursuant to our Adaptec Incentive Plan (the “AIP”), with individuals eligible to receive payments from the AIP twice per year, following the close of the second and fourth fiscal quarters. The funding of the bonus pool under the AIP for each of the two six-month bonus periods was conditioned upon two major components: specific financial results and non-financial corporate goals that were approved by the Committee. The financial results component was based upon Adaptec achieving minimum threshold for operating profit before income taxes (“OPBT”) for each six-month bonus period. The corporate goals related to matters such as business partnerships, inventory management, growth in key revenue areas, improving gross margins and other business process improvements. There was also a 60% minimum achievement threshold required to fund the bonus pool for the portion of the bonus attributable to non-financial corporate goals. The Committee determined the weight of each goal and the percentage of achievement. Achievement of goals was measured at the beginning of the third fiscal quarter for the first half cash bonuses and at the beginning of the first fiscal quarter of the following fiscal year for the second half cash bonuses. The non-financial corporate goals account for 25% of the funding of the AIP pool and the financial corporate goals accounted for 75% of the funding pool.

We used the same Radford survey data discussed above to determine cash bonus incentive targets as a percentage of base salary. Our executive officers could achieve 0% to 200% of their target incentive based upon our Company’s performance and their individual performance. Actual achievement levels with respect to the financial and non-financial corporate goals established the bonus pool funding; then Mr. Sundaresh and the Committee evaluated the individual performance of the officers and determined what amount each would receive on a discretionary basis. For fiscal 2008, the target bonus payments for our named executive officers were as follows: 85% of Mr. Sundaresh’s base salary; 60% of Mr. O’Meara’s base salary; and 50% of each of Messrs. Lowe, Goyal, and Terlizzi’s base salary. Thus, for example, Mr. Sundaresh could have received an actual bonus of between 0 and 170% of his base salary for the fiscal year, divided over two six-month periods, with 85% of his base salary, or $382,500, being the annual target bonus. Ms. Dotz was not eligible for a payment, as she was not employed by us until the last day of fiscal 2008.

For the first six months of fiscal 2008, we did not achieve the 60% threshold for our non-financial corporate goals. The non-financial corporate goals and the specific criteria for determining whether they were met are confidential commercial information. The Committee established these goals as stretch goals and believed that, taken as a whole, they were achievable but difficult. With respect to the financial goals for the first six months of fiscal 2008, the cutoff threshold amount, below which no payment would be made, for achieving the OPBT goal was an OPBT loss of $25 million, and the target OPBT goal was a loss of no more than $21 million and no less than $20 million. As noted above, these goals reflected the fact that we anticipated an OPBT loss, and the Committee, while preferring to only reward profitability, believed it to be important to our success to nonetheless provide an incentive to the executives to minimize or control losses. Actual OPBT was a loss of $19.9 million. Even though we achieved the OPBT target, management recommended, and the Committee approved, a cap of 85% of the financial goals component in light of our overall results. The foregoing resulted in the Committee approving a funding budget of 64% of the AIP target. The calculation is (0% x 25% corporate goals) + (85% x 75% financial goals) = 64% attainment of target funding.

For the second six months of fiscal 2008, the Company exceeded the 60% threshold for its non-financial corporate goals. These goals and the specific criteria for determining whether they were met also represent confidential commercial information. The Committee established these goals as stretch goals and believed that, taken as a whole, they were achievable but difficult. With respect to our financial objectives for the period, the cutoff threshold was an OPBT loss of $9 million and the target OPBT goal was a loss of less than $4 million. Actual OPBT was a loss of $8.1 million, representing a 25% achievement level. The foregoing resulted in the Committee approving a budget of 35.6% of the AIP target. The calculation is (67.5% x 25% corporate goals) + (25% x 75% financial goals) = 35.6% attainment of target funding.

As shown in the table below, in total for fiscal 2008, Messrs. Sundaresh, O’Meara, Lowe, Goyal, and Terlizzi received less than their targets based on Adaptec’s and their individual performance. Mr. Sundaresh received a total cash incentive of 42% of his base salary; Mr. O’Meara received 18% of his base salary, Messrs. Lowe and Goyal received 22% of their base salaries, and Mr. Terlizzi received 13%, of his base salary.

Name	Annual Target % of Base Salary	Annual Achieved % of Base Salary	Total Award
Subramanian “Sundi” Sundaresh	85%	42%	$190,575
Chris G. O’Meara	60%	18%	$60,000
Marcus D. Lowe	50%	22%	$56,000
Manoj Goyal	50%	22%	$55,000
Stephen Terlizzi	50%	13%	$29,500

Equity-Based Long Term Incentive Compensation.    We generally use stock options and restricted stock awards to ensure that our executive officers have a continuing stake in our long-term success and to align their interests with the interests of our stockholders. . As noted above, in fiscal 2008, we utilized only restricted stock awards in order to provide the necessary incentives, increase retention and minimize potential dilution and compensation expense. We review the Radford surveys noted above to determine the 50th percentile for equity awards. We evaluated the value of awards to determine a recommended range for each of our executive officers. We also reviewed the executive officers’ current holdings of unvested equity and the extent to which those holdings provided adequate retention incentive, and noted that stock options awarded in prior years to our executives had exercise prices that exceeded the market price of our common stock in fiscal 2008. Because the Committee did not believe, based on the advice of its advisors, that stock options with exercise prices in excess of our stock price provided adequate incentive to retain executives in a declining market for Adaptec and the industry, the Committee agreed, in fiscal 2008, to utilize only restricted stock awards and to issue such awards with a shorter, two-year vesting schedule. In fiscal 2008, Messrs. Sundaresh, O’Meara, Lowe, Goyal, and Terlizzi received 200,000 RSAs, 75,000 RSAs, 70,000 RSAs, 100,000 RSAs, and 70,000 RSAs, respectively. The awards were determined by calculating the value of proposed awards in comparison to the 50th percentile of equity grants noted in the Radford surveys above. The value of the awards made in fiscal 2008 to each of Mr. Sundaresh and the other named executive officers (other than Mr. Terlizzi) was less than the value of the awards made in fiscal 2007. Mr. Terlizzi was not a named executive officer in fiscal 2007. Fifty percent of the restricted stock awards vest on the first anniversary of the grant date and the other fifty percent vest on the second anniversary of the grant date. Messrs. O’Meara, Goyal, and Terlizzi did not vest in any of the RSAs because they left Adaptec before the first vesting date. As noted above, we do not plan to continue this strategy indefinitely.

Ms. Dotz received a new hire stock award consisting of an option to purchase 125,000 shares of Adaptec stock and 50,000 shares of restricted stock. The option vests 25% on the one-year anniversary of her hire date and quarterly thereafter, at 6.25%, and will be fully vested at the end of four years. The restricted stock award vests 50% on her one-year anniversary and 50% on her second-year anniversary with Adaptec. The grant was determined based on the Radford surveys noted above and the value of unvested equity held by other executives.

During fiscal 2009, Mr. Sundaresh received 75,000 RSAs and an option to purchase 160,000 shares of our common stock, Mr. Lowe received 20,000 RSAs and an option to purchase 40,000 shares of our common stock, and Ms. Dotz received 25,000 RSAs and an option to purchase 50,000 shares of our common stock. One-third of the RSAs vest on the first anniversary of the grant date and two-thirds vest on the second anniversary of the grant date. The options vest in quarterly installments over a three-year period.

The “Grants of Plan Based Awards” table below describes the option grants and restricted stock awards made to the executive officers during fiscal 2008.

All equity-based awards have been reflected in our consolidated financial statements, based upon the applicable SFAS 123(R) accounting guidance. We do not have any program, plan or practice that requires us to grant equity-based awards to our executive officers on specified dates and we have not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. Our practice has been to grant equity-based awards at regularly scheduled Committee meetings. The exercise prices are determined based on the closing price of our common stock on the date that the grants are approved.

Perquisites.    Our executive officers are eligible for the same health and welfare programs and benefits as the rest of Adaptec’s employees. In addition, all vice president level and more senior employees, including our executive officers, receive a car allowance valued at $650 per month, and are eligible for an annual executive physical. In addition, executive officers receive reimbursement for personal financial and tax advice up to $2,500 per year, reimbursement for health club initiation fees of up to $300 plus 50% of the club’s monthly dues, up to $55.00 per month, and survivor benefit management services up to a maximum cost of $3,000. Beginning in fiscal 2009, the health club benefit has been eliminated.

Employment Contracts

We have entered into employment agreements with each of our executive officers which provide that if such officer is terminated other than for “cause” (which includes violation of material duties, refusal to perform his/her duties in good faith, breach of his/her employment agreement or employee proprietary information agreement, poor performance of duties, arrest for a felony or certain other crimes, substance abuse, violation of law or Adaptec policy, prolonged absence from duties or death), he or she is entitled to receive (1) his unpaid salary and unused vacation benefits he has accrued prior to the date of his termination; (2) a one-time payment equal to 12 months of base salary for Messrs. Sundaresh and O’Meara, and nine months of base salary for Messrs. Lowe, Goyal and Terlizzi and Ms. Dotz, plus an additional week of base salary for each year of service beyond three years of service; (3) outplacement services in an amount not to exceed $10,000 or, for Ms. Dotz, $5,000; and (4) coverage for the executive officer and his dependents under our health, vision and dental insurance plans pursuant to COBRA for a 12-month period for Messrs. Sundaresh and O’Meara, and a nine-month period for Messrs. Lowe, Goyal, and Terlizzi and Ms. Dotz, following the termination of employment. The Committee selected these amounts at the time these executives were hired by us (or promoted to an executive position) based on prior practice within Adaptec, information gathered from outplacement companies and, for agreements entered into after the Committee retained Compensia in January 2007, severance data provided by Compensia.

Change of Control

The changes of control arrangements of our executive officers, as set forth in their employment agreements, are as follows:

If within one year of a change of control (1) there is a material reduction of the annual base and target incentive compensation specified in his or her employment agreement to which he or she does not consent, (2) there is a failure of Adaptec’s successor after a change of control to assume his or her employment agreement, (3) his or her employment is terminated without cause by Adaptec’s successor, (4) there is a substantial change in his or her position or responsibility or (5) his or her position relocates to more than 25 additional commute miles (one way) and he or she elects to be terminated, then he or she will receive, upon signing a separation agreement and general release: (a) a one-time payment equal to his or her then-current annual base pay (one and one-half times annual base pay in the case of Mr. Sundaresh and nine months of base pay for Ms. Dotz), (b) his or her then-current targeted bonus payout, (c) COBRA benefits for one year (nine months in the case of Ms. Dotz), (d) outplacement services not to exceed $10,000 ($5,000 in the case of Ms. Dotz), and (e) accelerated vesting of his or her stock options and restricted stock awards as provided for under the 2004 Equity Incentive Plan.

Under our 1990 Stock Plan, 1999 Stock Plan and our 2004 Equity Incentive Plan, in the event of a Change in Control, any awards outstanding upon the date of such Change in Control will have vesting accelerated as of the date of such Change in Control as to an additional 25% of the unvested shares subject to such awards. We no longer make awards under our 1990 and 1999 Stock Plans. Future awards under our 2004 Equity Incentive Plan will not provide for such acceleration. If within 12 months following a Change in Control, an employee is terminated by the successor employer for any reason, such employee’s awards outstanding upon such Change in Control that are not yet exercisable and vested on such date shall become 100% vested and exercisable.

The Committee has decided to eliminate the “single trigger” acceleration of vesting upon a change in control described above. This change will apply to awards made after May 30, 2008. In addition, we are proposing to remove this provision from the 2004 Plan as part of the amendments to the 2004 Plan described in Proposal No. 2 above. With this change, we believe our future executive severance and change of control practices are generally in line with those in place at other technology companies. We believe these change of control arrangements, the value of which are contingent on the value obtained in a change of control transaction, effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the technology sector. Except for the acceleration of a portion of the grants to our executive officers, as described above, our change of control arrangements for our executive officers are “double trigger,” meaning that acceleration of vesting is not awarded upon a change of control unless the executive’s employment is terminated involuntarily (other than for cause) within 12 months following the transaction. We believe this structure strikes a balance between the necessary executive recruitment and retention effects described above, and the needs of potential acquiring companies, who often place significant value on retaining an executive team.

Nonqualified Deferred Compensation

The Adaptec Deferred Compensation Plan was terminated in fiscal 2008 resulting in a Plan payment of $683,963.63 to Mr. Sundaresh based on earnings he deferred from 1994 through 1998 during his prior employment with Adaptec.

Executive Compensation Tables

Summary Compensation Table

The following table provides information with respect to the compensation earned during fiscal 2008 by our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, and our two other highest paid executive officers who were serving as executive officers at the end of fiscal 2008, as well as one additional former executive officer who was one of our three highest compensated executive officers for fiscal 2008 (excluding our Chief Executive Officer, our Chief Financial Officer and our former Chief Financial Officer). We refer to these six executive officers as our “named executive officers.”

Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualifed Deferred Compen- sation Earings ($)	All Other Compen- sation ($)(4)		Total ($)
Subramanian “Sundi” Sundaresh	2008	$450,000	$—	$369,966	$228,098	$303,075	$29,927	$26,976		$1,408,042
Chief Executive Officer and President	2007	$450,000	$—	$90,981	$163,336	$180,000	$32,455	$27,004		$943,776

Christopher G. O’Meara(5)	2008	$325,000	$162,500	$164,805	$256,251	$60,000	$—	$380,184	(6)	$1,348,740
Former Vice President and Chief Financial Officer	2007	$325,000	$—	$42,480	$167,978	$101,000	$—	$12,789		$649,247

Mary L. Dotz(7)	2008	$1,020	$—	$—	$—	$—	$—	$49		$1,069
Vice President and Chief Financial Officer	2007	$—	$—	$—	$—	$—	$—	$—		$—

Marcus D. Lowe	2008	$260,000	$130,000	$131,474	$80,740	$56,000	$—	$22,738		$680,952
Vice President and General Manager	2007	$260,000	$—	$32,753	$89,889	$67,000	$—	$17,939		$467,581

Manoj Goyal(8)	2008	$255,000	$127,500	$123,671	$121,766	$55,000	$407	$25,419		$708,763
Former Vice President and General Manager of Data Protection Solutions(9)	2007	$215,000	$50,000	$10,958	$54,365	$53,300	$575	$18,500		$402,698

Stephen Terlizzi	2008	$198,846	$115,000	$59,979	$37,673	$29,500	$—	$195,084	(11)	$636,082
Former Vice President and General Manager Solutions Group(10)	2007	$97,308	$—	$—	$10,379	$—	$—	$9,217	(4)	$116,904

(1)	Unless otherwise indicated, the amounts shown in this column represent retention bonuses paid pursuant to the terms of retention agreements that we entered into with these executive officers on August 14, 2007. For more information regarding these retention agreements, see “Compensation Discussion and Analysis.”

(2)	The amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate fair value of stock options and awards granted for financial statement reporting purposes pursuant to SFAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. The assumptions used to calculate the value of option awards are set forth under Note 8 to the Consolidated Financial Statements included herein for the fiscal year ended March 31, 2008.

(3)	The amounts shown in this column represent payments made pursuant to the terms of our Adaptec Incentive Plan and, with respect to Mr. Sundaresh, also includes a performance bonus of $112,500 pursuant to the terms of his incentive performance agreement entered into on August 31, 2007. For more information regarding our Adaptec Incentive Plan and Mr. Sundaresh’s incentive performance agreement, see “Compensation Discussion and Analysis.”

(4)	The amounts shown in this column consist of one or more of the following: health and life insurance premiums paid by Adaptec, an automobile allowance, matching contributions made to the officer’s 401(K) plan, medical reimbursement, financial planning services, employee stock purchase plan disqualifying dispositions and health club dues.

(5)	Mr. O’Meara’s employment with us was terminated effective March 31, 2008.

(6)	Includes a severance payment of $325,000 and vacation payout of $41,347.

(7)	Ms. Dotz began her employment with us on March 31, 2008, the last day of fiscal 2008.

(8)	Mr. Goyal’s employment with us was terminated on April 21, 2008. As a result of this termination, he received a severance payment of $191,250, which was a fiscal 2009 event.

(9)	Consists of a signing bonus in connection with the hiring of Mr. Goyal in June 2006.

(10)	Mr. Terlizzi’s employment with us was terminated on February 1, 2008.

(11)	Includes a severance payment of $172,500.

Grants of Plan-Based Awards

The following table provides certain information with respect to grants of awards made to the named executive officers during fiscal 2008. The table also provides information with regard to cash bonuses for fiscal 2008 under our performance-based, non-equity incentive plan to the named executive officers.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number Shares Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)
Subramanian “Sundi” Sundaresh	—	$—	$382,500	$765,000	—	—		$—	$—
	08/23/2007	$—	$—	$—	200,000	—		$—	$699,800

Christopher G.O’Meara	08/23/2007	$—	$—	$—	75,000	—	$		$262,425

Mary L. Dotz(3)	—	$—	$132,500	$265,000	—	—		$—	$—
	03/31/2008	$—	$—	$—	—	125,000		$2.94	$121,725
	03/31/2008	$—	$—	$—	50,000	—		$—	$146,950

Marcus D. Lowe	—	$—	$130,000	$260,000	—	—		$—	$—
	08/23/2007	$—	$—	$—	70,000	—		$—	$244,930

Manoj Goyal	08/23/2007	$—	$—	$—	100,000	—		$—	$349,900

Stephen Terlizzi	08/23/2007	$—	$—	$—	70,000	—		$—	$244,930

(1)	Represents potential cash payments to be earned under the 2009 Adaptec Incentive Plan.

(2)	The awards granted to Mr. Sundaresh and Mr. Lowe vested with respect to 50% of the underlying shares on August 23, 2008, with the remainder of the shares vesting on August 23, 2009. The award granted to Ms. Dotz vests in two equal annual installments, with 50% of the shares vesting on March 31, 2009 and the balance of the shares vesting on March 31, 2010. The awards granted to Messrs. O’Meara, Goyal and Terlizzi have expired in connection with their termination of employment with us.

(3)	The stock options granted to Ms. Dotz vest with respect to 25% of the underlying shares on March 31, 2009 and with respect to an additional 6.25% of the underlying shares at the end of each subsequent three-month period such that the options will be fully vested on March 31, 2012.

(4)	The amounts reflect the value we determined for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards. The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions underlying the grant date fair value of these awards see Note 8 to the Consolidated Financial Statements.

Outstanding Equity Awards

The following table provides information with respect to each unexercised stock option and unvested restricted stock award held by the named executive officers as of March 31, 2008.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have not Vested ($)(1)
Subramanian “Sundi” Sundaresh	164,999	135,001	(2)	$3.65	05/23/2012	25,000	(3)	$73,500
	100,000	—		$3.45	09/19/2010	25,000	(4)	$73,500
	87,500	62,500	(5)	$4.24	06/14/2013	200,000	(6)	$588,000
	62,500	87,500	(7)	$4.48	11/13/2013	—		—
	414,999	285,001				250,000		$735,000

Christopher G. O’Meara(8)	149,999	150,001		$6.03	07/01/2008	10,000		$29,400
	35,000	25,000		$4.24	07/01/2008	15,000		$44,100
	33,333	46,667		$4.48	07/01/2008	75,000		$220,500
	218,332	221,668				100,000		$294,000

Mary L. Dotz	—	125,000	(9)	$2.94	03/31/2015	50,000	(10)	$147,000

Marcus D. Lowe	50,000	50,000	(11)	$4.17	07/11/2012	9,000	(12)	$26,460
	80,000	—		$3.45	09/19/2010	9,000	(13)	$26,460
	29,165	20,835	(14)	$4.24	06/14/2013	70,000	(15)	$205,800
	20,833	29,167	(16)	$4.48	11/13/2013	—		—
	179,998	100,002				88,000		$258,720

Manoj Goyal(8)	59,062	75,938		$5.47	07/21/2008	9,000		$26,460
	20,833	29,167		$4.48	07/21/2008	100,000		$294,000
	79,895	105,105				109,000		$320,460

Stephen Terlizzi(8)	23,437	—		$4.65	05/01/2008	—		—

(1)	The market value of the shares of restricted stock that have not yet vested was calculated based on the closing trading price for our common stock on The NASDAQ Global Market on March 31, 2008 of $2.94 per share.

(2)	This option vested with respect to 20% of the underlying shares on May 23, 2006 and vests with respect to an additional 5% of the underlying shares at the end of each subsequent three-month period such that the option will be fully vested on May 23, 2010.

(3)	These shares of restricted stock vested on June 14, 2008.

(4)	These shares of restricted stock vest on November 13, 2008.

(5)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on June 14, 2009.

(6)	These shares of restricted stock vested with respect to 50% of the underlying shares on August 23, 2008, with the remainder of the shares vesting on August 23, 2009.

(7)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on November 13, 2009.

(8)	The employment of each Messrs. O’Meara, Goyal and Terlizzi with Adaptec has terminated. All of their unexercisable stock options have terminated, their exercisable options will expire, if not exercised, by their expiration dates, and all of their unvested shares of restricted stock have been forfeited.

(9)	This option vests with respect to 25% of the underlying shares on March 31, 2009 and with respect to an additional 6.25% of the underlying shares at the end of each subsequent three-month period such that the options will be fully vested on March 31, 2012.

(10)	These shares of restricted stock vest in two equal annual installments, with 50% of the shares vesting on March 31, 2009 and the balance of the shares vesting March 31, 2010.

(11)	This option vested with respect to 20% of the underlying shares on May 23, 2006 and vests with respect to an additional 5% of the underlying shares at the end of each subsequent three-month period such that the option will be fully vested on July 11, 2010.

(12)	These shares of restricted stock vested on June 14, 2008.

(13)	These shares of restricted stock vest on November 13, 2008.

(14)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on June 14, 2009.

(15)	These shares of restricted stock vested with respect to 50% of the underlying shares on August 23, 2008, with the remainder of the shares vesting on August 23, 2009.

(16)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on November 13, 2009.

Option Exercises and Stock Vested

The following table provides information regarding restricted stock awards held by the named executive officers that vested during the year ended March 31, 2008. None of the named executive officers exercised any stock options during fiscal 2008.

Name	Number of Shares Acquired On Vesting		Value Realized On Vesting(8)
Subramanian “Sundi” Sundaresh	16,064	(1)	$94,000
	16,065	(2)	$84,500

Christopher G. O’Meara	6,425	(3)	$37,600
	9,639	(4)	$50,700

Mary L. Dotz	—		—

Marcus D. Lowe	5,783	(5)	$33,840
	5,783	(6)	$30,420

Manoj Goyal	5,783	(7)	$30,420

Stephen Terlizzi	—		$—

None of our named executive officers hold stock awards or restricted stock subject to vesting.

(1)	On June 14, 2007, 25,000 shares of restricted stock vested. However, we retained 8,936 of the shares to satisfy the income tax obligations of Mr. Subramanian. As a result he received the shares indicated in this column.

(2)	On November 13, 2007, 25,000 shares of restricted stock vested. However, we retained 8,935 of the shares to satisfy the income tax obligations of Mr. Subramanian. As a result he received the shares indicated in this column.

(3)	On June 14, 2007, 10,000 shares of restricted stock vested. However, we retained 3,575 of the shares to satisfy the income tax obligations of Mr. O’Meara. As a result he received the shares indicated in this column.

(4)	On November 13, 2007, 15,000 shares of restricted stock vested. However, we retained 5,361 of the shares to satisfy the income tax obligations of Mr. O’Meara. As a result he received the shares indicated in this column.

(5)	On June 14, 2007, 9,000 shares of restricted stock vested. However, we retained 3,217 of the shares to satisfy the income tax obligations of Mr. Lowe. As a result he received the shares indicated in this column.

(6)	On November 13, 2007, 9,000 shares of restricted stock vested. However, we retained 3,217 of the shares to satisfy the income tax obligations of Mr. Lowe. As a result he received the shares indicated in this column.

(7)	On November 13, 2007, 9,000 shares of restricted stock vested. However, we retained 3,217 of the shares to satisfy the income tax obligations of Mr. Goyal. As a result he received the shares indicated in this column.

(8)	The closing price of our common stock on The NASDAQ Global Market was $3.76 on June 14, 2007 and $3.38 on November 13, 2007.

Nonqualified Deferred Compensation Table

The following table provides information with respect to the non-qualified deferred compensation activity for fiscal 2008 for the named executive officers.

Name	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals Distributions ($)		Aggregate Balance at Last Fiscal Year
Subramanian “Sundi” Sundaresh(1)	$29,927	$683,964	(1)	$—
Christopher G. O’Meara	$—	$—		$—
Mary L. Dotz	$—	$—		$—
Marcus D. Lowe	$—	$—		$—
Manoj Goyal	$407	$—		$10,668
Stephen Terlizzi	$—	$—		$—

(1)	All contributions were made by Mr. Sundaresh during his previous employment with Adaptec from 1993 through 1998. The plan which these deposits were held under was terminated in fiscal 2008 and all amounts were distributed to Mr. Sundaresh.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change in control of Adaptec, as if each officer’s employment terminated as of March 31, 2008. For purposes of valuing the severance and vacation payout payments in the table below, we used each officer’s base salary rate in effect on March 31, 2008, and the number of accrued but unused vacation days on March 31, 2008.

Name	Benefits	Termination Without Cause Prior to Change in Control	Change in Control	Termination Without Cause or a Constructive Termination After a Change in Control(1)
Subramanian “Sundi” Sundaresh	Severance	$450,000	$—	$675,000
	Bonus	$—	$—	$382,500
	Equity Acceleration(2)	$—	$183,750	$551,250
	Cobra Premium(3)	$17,184	$—	$17,184
	Vacation Payout	$37,542	$—	$37,542
	Perquisites(4)	$10,000	$—	$10,000

	Total Value	$514,726	$183,750	$1,673,476

Christopher G. O’Meara(5)	Severance	$325,000	$—	$—
	Bonus	$—	$—	$—
	Equity Acceleration(2)	$—	$—	$—
	Cobra Premium(3)	$5,742	$—	$—
	Vacation Payout	$27,283	$—	$—
	Perquisites(4)	$—	$—	$—

	Total Value	$358,025	$—	$—

Mary L. Dotz	Severance	$198,750	$—	$198,750
	Bonus	$—	$—	$132,500
	Equity Acceleration(2)	$—	$36,750	$147,000
	Cobra Premium(3)	$4,307	$—	$4,307
	Vacation Payout	$—	$—	$—
	Perquisites(4)	$5,000	$—	$5,000

	Total Value	$208,057	$36,750	$487,557

Marcus D. Lowe	Severance	$195,000	$—	$260,000
	Bonus	$—	$—	$130,000
	Equity Acceleration(2)	$—	$64,680	$194,040
	Cobra Premium(3)	$4,307	$—	$5,742
	Vacation Payout	$37,078	$—	$37,078
	Perquisites(4)	$10,000	$—	$10,000

	Total Value	$246,385	$64,680	$636,860

Manoj Goyal(5)	Severance	$191,250	$—	$—
	Bonus	$—	$—	$—
	Equity Acceleration(2)	$—	$—	$—
	Cobra Premium(3)	$12,888	$—	$—
	Vacation Payout	$10,172	$—	$—
	Perquisites(4)	$4,500	$—	$—

	Total Value	$218,810	$—	$—

Stephen Terlizzi(5)	Severance	$172,500	$—	$—
	Bonus	$—	$—	$—
	Equity Acceleration(2)	$—	$—	$—
	Cobra Premium(3)	$12,888	$—	$—
	Vacation Payout	$4,091	$—	$—
	Perquisites(4)	$3,500	$—	$—

	Total Value	$192,979	$—	$—

(1)	A “constructive termination” event is (1) a material reduction of the annual base and target incentive compensation specified in the officer’s employment agreement to which he does not consent, (2) a failure of Adaptec’s successor after a change of control to assume the officer’s employment agreement, (3) a substantial change in the officer’s position or responsibility or (4) the officer’s position relocates to more than 25 additional commute miles (one way).

(2)	Under our 1990 Stock Plan, 1999 Stock Plan and 2004 Equity Incentive Plan, in the event of a Change in Control, any awards outstanding upon the date of such Change in Control will have their vesting accelerated as of the date of such Change in Control as to an additional 25% of the shares subject to such awards. As discussed in “Compensation Discussion and Analysis” and Proposal No. 2, future equity awards will not contain this “single trigger” acceleration. If within 12 months following a Change in Control, an employee is terminated by the successor employer for any reason, such employee’s outstanding awards that are not yet exercisable and vested on the date of such Change in Control shall become 100% vested and exercisable. The value of the equity acceleration was calculated based on the assumption that the change in control occurred and the officer’s employment terminated on March 31, 2008, and that the fair market value per share of our common stock on that date was $2.94, which was the closing trading price of our common stock on The NASDAQ Global Market on March 31, 2008. The value of option vesting acceleration was calculated by multiplying the number of unvested shares subject to acceleration by the difference between $2.94 and the exercise price per share of the accelerated option. The value of stock vesting acceleration was calculated by multiplying the number of unvested shares by $2.94.

(3)	COBRA payout amounts are estimated based on the monthly premium.

(4)	Perquisites consist of outplacement services through the use of a company or consultant in an amount not to exceed to the values shown in the table.

(5)	Messrs. O’Meara, Goyal and Terlizzi are no longer our employees. Vacation amounts reflect payments received upon termination. For these individuals, there is no potential additional payout due to a change in control as of year ended the date of this proxy.

Director Compensation

Overview

Our one director who is a company employee—Mr. Sundaresh, our Chief Executive Officer—receives no additional or special compensation for serving as a director. Our non-employee directors receive a combination of cash and equity compensation for serving on our Board. In addition, we reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Cash Compensation

Our non-employee directors receive (1) an annual cash retainer of $6,500 per fiscal quarter, (2) a per-meeting retainer of $3,000 for each Board meeting attended (either in person or by telephone); however, the Chairperson of the Board may designate a given meeting as a $2,000-reduced-fee meeting and (3) a per-meeting retainer of $1,200 for each Board committee meeting attended that the Chairperson of the committee designates a formal meeting. In addition, the Chairman of each of the Audit, Compensation and Governance and Nominating Committees receive an annual retainer of $10,000, $7,000 and $4,500, respectively, and other members of such committees receives one-half of the retainer that the Chairman of such committee receives. All of these cash compensation amounts are paid quarterly.

Equity Compensation

Our 2006 Director Plan is a “discretionary” plan and does not provide for automatic granting of options and other equity awards to our non-employee directors. Instead, our Board of Directors approves equity awards under that plan. Our compensation program for non-employee directors provides for an initial award of options to purchase of 32,500 shares of our common stock and 16,250 shares of restricted stock upon becoming a member of our Board of Directors, and annual awards to continuing directors of options to purchase 12,500 shares of our common stock and 6,250 shares of restricted stock. We anticipate that we will generally grant stock options and shares of restricted common stock to our non-employee directors that will vest in one to three years. Additionally, for affiliated non-employee directors, we anticipate that the Board of Directors will continue to grant restricted stock units and stock appreciation rights to achieve consistency in their equity compensation with that of non-affiliated directors.

Director Compensation Table

The following table provides information with respect to all compensation awarded to, earned by or paid to each person who served as a director (except for Mr. Sundaresh, who receives no additional compensation for his service on our Board) for some portion or all of fiscal 2008. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees, made any equity or non-equity awards, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash	Restricted Stock Or Restricted Stock Unit Awards ($)(1)		Option Awards ($)(1)		Total
Jon S. Castor	$116,175	$53,629	(2)	$21,646	(5)	$191,450
Joseph S. Kennedy	$66,900	$27,966	(2)	$7,184	(5)	$102,050
Robert J. Loarie	$85,100	$27,966	(2)	$7,184	(5)	$120,250
D. Scott Mercer	$86,488	$27,966	(2)	$28,793	(5)	$143,246
Judith M. O’Brien(7)	$78,038	$41,703		$10,956		$130,697
Charles J. Robel(7)	$80,400	$16,040		$9,180		$105,620
Douglas E. Van Houweling	$84,700	$27,966	(2)	$7,184	(5)	$119,850
John Mutch	$28,900	$4,292	(3)	$3,060	(6)	$36,253
Jack L. Howard	$24,563	$1,952	(4)	$—		$26,514
John J. Quicke	$27,275	$1,952	(4)	$—		$29,227

(1)	These amounts reflect the dollar amount of expense recognized for financial statement reporting purposes for fiscal 2008 in accordance with SFAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 8 to the Consolidated Financial Statements.

(2)	We awarded each of Mr. Castor, Mr. Kennedy, Mr. Loarie, Mr. Mercer, and Mr. Van Houweling 6,250 shares of restricted stock on December 13, 2007. These awards became fully vested on May 31, 2008.

(3)

We awarded Mr. Mutch 16,250 shares of restricted stock on December 13, 2007. This award shall vest with respect to 33 1/3% of the shares on the first anniversary of the grant date, and with respect to 8 1/3% of the shares quarterly thereafter.

(4)

We awarded each of Mr. Howard and Mr. Quicke 16,250 restricted stock units on February 7, 2008. These restricted stock units shall vest with respect to 33 1/3% of the shares on the first anniversary of the grant date, and with respect to 8 1/3% of the shares quarterly thereafter.

(5)	We granted each of Mr. Castor, Mr. Kennedy, Mr. Loarie, Mr. Mercer, and Mr. Van Houweling options to purchase 12,500 shares of our common stock on December 13, 2007. These options vested with respect to 25% of the shares covered by the option on a quarterly basis (with the first vesting date being August 31, 2007) such that the option became fully vested on May 31, 2008.

(6)

We granted Mr. Mutch an option to purchase 32,500 shares of our common stock on December 13, 2007. This option shall vest with respect to 33 1/3% of the shares covered by the option on the first anniversary of the grant date and with respect to 8 1/3% of the shares covered by the option quarterly thereafter.

(7)	Ms. O’Brien and Mr. Robel did not stand for re-election at our Annual Meeting of Stockholders held on December 13, 2007.

In addition, we granted each of Mr. Howard and Mr. Quicke stock appreciation rights covering 32,500 shares of our common stock on February 7, 2008. These stock appreciation rights vest with respect to 33 1/3% of the award on the first anniversary of the grant date and with respect to 8 1/3% of the award quarterly thereafter. There was no expense incurred in fiscal 2008 related to these stock appreciation rights.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Jon S. Castor (Chairman), Robert J. Loarie and John J. Quicke, none of whom has any interlocking relationships, as defined by the SEC.

Compensation Committee Report

The members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis section set forth above with management and, based on such review and discussion, the members of the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jon S. Castor, Chair

Robert J. Loarie

John J. Quicke

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2008 regarding equity awards under our 2004 Equity Incentive Plan, Snap Appliance, Inc. 2002 Stock Option and Restricted Stock Purchase Plan, Broadband Storage, Inc. 2001 Stock Option and Restricted Stock Purchase Plan, 2000 Nonstatutory Stock Option Plan, 1999 Stock Plan, 1990 Stock Plan, Distributed Processing Technology Corp. Omnibus Stock Option Plan, Stargate Solutions, Inc. 1999 Incentive Stock Plan, Eurologic Systems Group Limited 1998 Share Option Plan, 2006 Director Option Plan, 2000 Director Option Plan, 1990 Directors’ Option Plan, and any amendments to such plans:

Equity Compensation Plan Information Table

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-avarage Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan Warrants and Rights
Equity compensation plans apprived by security holders	10,850,736	5.49	21,435,088	(1)
Equity compensation plans not approved by security holders(2)	113,378	3.07	—

Total	10,964,114	5.47	21,435,088

(1)	Of these shares, 20,041,179 shares are available for issuance under our 2004 Equity Incentive Plan, which permits the grant of stock options, stock appreciation rights, restricted stock, stock awards and restricted stock units, and 1,497,500 shares remain available for issuance under our 2006 Director Plan. If Proposal No. 2 is approved, the shares available for issuance under our 2004 Equity Incentive Plan will be reduced to 14,500,000, subject to proportional reduction in the event Proposal No. 4 is approved and our Board elects to implement a reverse stock split. Of the shares available for issuance under our 2006 Director Plan, a maximum of 600,000 shares in the aggregate may be issued as restricted stock or restricted stock units.

(2)	Includes options to purchase 1,232,491 shares of our common stock issued under the Snap Appliance and Broadband Storage stock option plans that we assumed in connection with the acquisition of Snap Appliance in July 2004, after giving effect to the exchange ratio for such acquisition. Of these options to purchase 1,232,491 shares, options to purchase 34,091 shares of our common stock were outstanding at March 31, 2008, having a weighted average exercise price of $1.9163. Also includes options to purchase 1,130,525 shares of our common stock issued under the Distributed Processing Technology stock option plan that we assumed in connection with the acquisition of that company in December 1999, after giving effect to the exchange ratio for such acquisition. Of these options to purchase 1,130,525 shares, options to purchase 39,024 shares of our common stock were outstanding at March 31, 2008, having a weighted average exercise price of $5.2764 per share. Also includes options to purchase 2,336,037 shares of our common stock issued under the Stargate Solutions stock option plan that we assumed in connection with the acquisition of Platys Communications in August 2001, after giving effect to the exchange ratio for such acquisition. Of these options to purchase 2,336,037 shares, options to purchase 29,727 shares of our common stock were outstanding at March 31, 2008, having a weighted average exercise price of $0.1977 per share. Also includes options to purchase 498,789 shares of our common stock issued under the Eurologic stock option plan that we assumed in April 2003 in connection with the acquisition of Eurologic Systems Group Ltd., after giving effect to the exchange ratio for such acquisition. Of these options to purchase 498,789 shares, options to purchase 10,536 shares of our common stock were outstanding at March 31, 2008, having a weighted average exercise price of $6.7043 per share. No further awards will be made under any of the assumed stock option plans described above.

Report of the Audit Committee

The following is the Report of the Audit Committee with respect to our audited financial statements for our fiscal year ended March 31, 2008.

The Audit Committee’s purpose is, among other things, to assist our Board of Directors in its oversight of its financial accounting, reporting and controls. Our Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and each is an “independent” director within the meaning of the listing standards of The NASDAQ Global Market. The Audit Committee operates under a written charter, which was formally adopted by the Board of Directors in June 2000 and most recently updated in March 2004.

Our management is responsible for the preparation, presentation and integrity of our financial statements, including setting the accounting and financial reporting principles and designing our system of internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers, is responsible for performing an independent audit of our consolidated financial statements and for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of our internal control over financial reporting based on their audit. The Audit Committee oversees these processes, although members of the Audit Committee are not engaged in the practice of auditing or accounting, and their functions are not intended to duplicate or to certify the activities of management or PricewaterhouseCoopers.

The Audit Committee has reviewed and discussed our audited consolidated financial statements with management and PricewaterhouseCoopers. The Audit Committee met with PricewaterhouseCoopers, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee also has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also has discussed with PricewaterhouseCoopers that firm’s independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and its charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2008.

The preceding report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any of our filings.

AUDIT COMMITTEE

John Mutch, Chair

Jon S. Castor

Joseph S. Kennedy

Transactions With Related Persons

Related Party Transactions Policy and Procedures

Any related party transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board of Directors. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, the Nominating and Governance Committee of our Board of Directors determines, on an annual basis, which members of our Board of Directors meet the definition of independent director as defined in the rules of The NASDAQ Stock Market and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

Certain Related Party Transactions

Settlement Agreement with Steel Partners

On October 26, 2007, we entered into a Settlement Agreement (the “Settlement Agreement”) with Steel Partners, L.L.C. and Steel Partners (collectively, “Steel”) to end the election contest that was to occur at our 2007 Annual Meeting of Stockholders. Steel Partners, our largest stockholder, beneficially owns approximately 17.51% of our common stock as of August 27, 2008.

Pursuant to the Settlement Agreement, we agreed:

•	To increase the size of our Board of Directors from eight to nine members prior to the 2007 Annual Meeting of Stockholders;

•	That Judith M. O’Brien and Charles J. Robel would not stand for re-election at the 2007 Annual Meeting of Stockholders;

•

To nominate, recommend, support and solicit proxies for each of Jack L. Howard, John J. Quicke and John Mutch (collectively, the “Steel Nominees”) for election to our Board of Directors at the 2007 Annual Meeting of Stockholders;

•

Following the election of the Steel Nominees to our Board of Directors at the 2007 Annual Meeting, of Stockholders to appoint John Mutch to our Audit Committee, John J. Quicke to our Compensation Committee and Jack L. Howard to our Nominating and Governance Committee.

•	In the event of a vacancy of a Steel Nominee prior to our 2008 Annual Meeting of Stockholders, to allow Steel Partners to designate another person to our Board of Directors to fill the vacancy;

•	To appoint a Steel Nominee to any committee of our board of directors, if established in the future;

•	That during the period from the date of the 2007 Annual Meeting of Stockholders to the date of our 2008 Annual Meeting of Stockholders, the size of our Board of Directors will not exceed nine members;

•

That during the period from October 26, 2007 to immediately following the 2007 Annual Meeting of Stockholders, we would not enter into any binding agreement or arrangement related to any acquisition or purchase of assets or a business that constitutes 20% or more of our net revenues, net income or assets, or 20% or more of any class or series of our securities, unless either (1) the binding agreement or arrangement requires us to obtain the approval of our stockholders to complete the transaction or (2) Steel Partners provides its prior written approval of such transaction;

•

That following the 2007 Annual Meeting of Stockholders, we and the Steel Nominees would review our business, financial condition, results of operations and outlook and will use commercially reasonable efforts to develop a set of mutually agreeable goals for improving our performance. After we agreed upon these goals, we and the Steel Nominees would use commercially reasonable efforts to engage as soon as reasonably practicable, but no later than 60 days after developing the mutually agreed upon goals, a third-party consultant to assist us in making recommendations to achieve these goals; and

•	To reimburse Steel up to $50,000 for expenses that it incurred in connection with its activities relating to the 2007 Annual Meeting of Stockholders, including the Settlement Agreement.

Pursuant to the Settlement Agreement, Steel agreed:

•

To be present at the 2007 Annual Meeting of Stockholders and to vote all of the shares of our common stock that it beneficially owns at the 2007 Annual Meeting of Stockholders in favor of the election of each of our incumbent directors; and

•

To refrain from taking certain actions during the period beginning on October 26, 2007 and ending immediately following the 2007 Annual Meeting of Stockholders, including: taking certain actions with respect to tender or exchange offers, business combination transactions and election contests; selling the shares of our common stock that it beneficially owns; and seeking to amend our certificate of incorporation or bylaws.

In December 2007, we held our 2007 Annual Meeting of Stockholders, at which our stockholders elected nine directors to our Board of Directors, including each of the Steel Partners Nominees. Mr. Howard is the President of Partners LLC and Mr. Quicke is a Managing Director and operating partner of Partners LLC Steel represented to us in the Settlement Agreement that Mr. Howard and Mr. Quicke may be deemed to be affiliates of Steel Partners under the rules of the Exchange Act, but that Mr. Mutch was not an affiliate of Steel Partners. Mr. Quicke was appointed to our Compensation Committee, Mr. Howard was appointed to our Nominating and Governance Committee and Mr. Mutch was appointed to our Audit Committee. We have compensated each of the Steel Nominees with equity awards or equity-based awards as described under the caption “Director Compensation.”

The Settlement Agreement terminated immediately following the 2007 Annual Meeting of Stockholders, except as to specific provisions as set forth in the Settlement Agreement.

Indemnification Arrangements

Our Certificate of Incorporation and Bylaws contain provisions that limit the liability of our directors and provide for indemnification of our officers and directors to the full extent permitted under Delaware law. Under our Certificate of Incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to us or our stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors, including such conduct during a merger or tender offer. In addition, we have entered into separate indemnification agreements with our directors and officers that could require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Such provisions do not, however, affect liability for any breach of a director’s duty of loyalty to us or our stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Such limitation of liability also does not limit a director’s liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

Other than as set forth in this section and the compensation arrangements set forth under the caption “Executive Compensation,” since April 1, 2007 there has not been, nor is there currently proposed, any transaction in which we were or will be a participant and in which the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our bylaws. Stockholders wishing to present a proposal at our 2009 Annual Meeting of Stockholders must submit such proposal to us by May [•], 2009 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under our bylaws, a stockholder wishing to nominate a person to our Board of Directors at the 2009 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2009 Annual Meeting of Stockholders, must submit the required information to us between July 9, 2009 and August 8, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our officers who are required to file Section 16(a) forms and our directors, we believe that all Section 16(a) filing requirements were met during fiscal 2008, except that Steel Partners filed one Form 4 late during fiscal 2008, which covered two purchases of shares of our common stock by Steel Partners, a Form 4 was filed late for John J. Quicke related to his initial grants of restricted stock units and stock appreciation rights, and a Form 4 was filed late for Jack L. Howard related to his initial grants of restricted stock units and stock appreciation rights.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Directors may recommend.

Whether or not you plan to attend the Annual Meeting, please cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

Appendix A

ADAPTEC, INC.

2004 EQUITY INCENTIVE PLAN

(Amended by the Board of Directors as of August 20, 2008)

1. Purposes of the Plan. The purposes of this Adaptec, Inc. 2004 Equity Incentive Plan (the “Plan”) are to attract and retain the best available personnel, to compete effectively for the best personnel, and to promote the success of the Company’s business by motivating Employees, Directors and consultants to superior performance. Awards granted under the Plan may be Nonstatutory Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards or Restricted Stock Units, as determined by the Administrator at the time of grant.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its delegates, including committees, administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any corporation, partnership or joint venture or other entity in which the Company (or a successor in interest of the Company) holds an equity, profits or voting interest of twenty (20%) percent or more.

(c) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of NSOs, ISOs, SARs, Restricted Stock, Stock Awards or RSUs.

(e) “Award Documentation” means any written agreement or documentation published by the Company setting forth the terms and provisions applicable to each Award granted under the Plan. Any Award Documentation is subject to the terms and conditions of the Plan.

(f) “Awarded Stock” means the Common Stock subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Change of Control” means any of the following events, unless otherwise defined in Award Documentation or a Participant’s employment agreement:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of either the then outstanding shares of the Common Stock of the Company or the combined voting power of the Company’s then outstanding securities;

(ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (I) are Directors as of the date hereof, or (II) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company (other than those directors who are directors on the date this Plan is reapproved by stockholders));

(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the then outstanding shares of the Common Stock of the Company and the combined voting power of the Company’s then outstanding securities; or

(iv) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Committee” means a committee of directors appointed by the Board in accordance with Section 4 of the Plan.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means Adaptec, Inc., a Delaware corporation.

(m) “Director” means a member of the Board of Directors of the Company.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(o) “Employee” means any person, including Officers and Directors, who is an employee of the Company or any Affiliate or Parent. An Employee shall not cease to be treated as an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Affiliate, any Parent or any successor corporation. Neither service as a Director nor payment of a director’s fee by the Company or any Affiliate or Parent shall be sufficient to constitute status as an Employee.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(i) if such Common Stock is then quoted on the Nasdaq Global Market, its closing price on the Nasdaq Global Market on the date of determination (or if there are no sales for such date, then the last preceding business day on which there were sales) as reported in The Wall Street Journal;

(ii) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(iii) if such Common Stock is publicly traded but is not quoted on the Nasdaq Global Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;

(iv) in the case of an Option made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

(v) if none of the foregoing is applicable, by the Board in good faith.

(r) “Incentive Stock Option” means an option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(t) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Documentation.

(u) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(v) “Option” means an NSO or ISO granted pursuant to Section 8 of the Plan.

(w) “Option Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award granted under the Plan.

(z) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement relating to one or more of the following factors or other financial measure or any other objective or subjective performance related goal that the Administrator deems appropriate: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; and/or (xxxi) customer satisfaction, each with respect to the Company and/or one or more of its affiliates or operating units. The Performance Goals may differ from Participant to Participant and from Award to Award.

(aa) “Plan” means this Adaptec, Inc. 2004 Equity Incentive Plan.

(bb) “Restricted Stock” means shares of Common Stock granted pursuant to Section 10 of the Plan that are subject to vesting based on continuing as a Service Provider and/or based on satisfaction of Performance Goals.

(cc) “Restricted Stock Unit” or “RSU” means an Award, granted pursuant to Section 11 of the Plan.

(dd) “Stock Appreciation Right” or “SAR” means an Award granted, either alone or in connection with a related Option, pursuant to Section 9 of the Plan.

(ee) “Service Provider” means an Employee, Director or consultant.

(ff) “Share” means each share of Common Stock reserved under the Plan or subject to an Award, and as adjusted in accordance with Section 13(a) of the Plan.

(gg) “Stock Award” means shares of Common Stock granted pursuant to Section 10 of the Plan.

(hh) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Reserve. Subject to the provisions of Section 13(a) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 14,500,000 Shares (adjusted in proportion to any adjustments under Section 13(a) of the Plan) plus ~~(i) the number of shares of Common Stock reserved under the Company’s 1999 Stock Option Plan and 2000 Nonstatutory Stock Option Plan (the “Prior Plans”) that are not subject to outstanding awards under the Prior Plans on the date this Plan is first approved by the Company’s stockholders, and~~ (ii) the number of shares of Common Stock that are released from, or reacquired by the Company from, awards outstanding under the Company’s 1999 Stock Option Plan and

2000 Nonstatutory Stock Option Plan (the “Prior Plans”) on the date this Plan is ~~first approved~~ reapproved by the Company’s stockholders. Shares reserved under this Plan that correspond to shares of common stock covered by part (ii) of the immediately preceding sentence shall not be available for grant and issuance pursuant to this Plan except as such shares of Common Stock cease to be subject to such outstanding awards, or are repurchased at the original issue price by the Company, or are forfeited. The Shares may be authorized, but unissued, or reacquired Common Stock. In no event shall the total number of Shares issued as ISOs exceed 35,000,000 Shares (adjusted in proportion to any adjustments under Section 13(a) of the Plan).

(b) Reissuance. If Shares are: (i) subject to an Award that terminates without such Shares being issued after the date the Plan is reapproved by the Company’s stockholders, or (ii) issued pursuant to an Award, but are repurchased at the original issue price by the Company after the date the Plan is reapproved by the Company’s stockholders, or (iii) forfeited~~;~~ under an Award after the date the Plan is reapproved by stockholders; in each case where any Award was first granted under this Plan on or after the date this Plan was first approved by the Company’s stockholders, then such Shares will be re-credited as shares available for issuance under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock at the discretion of the Administrator, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan. At all times the Company will reserve and keep available the number of Shares necessary to satisfy the requirements of all Awards then vested and outstanding under this Plan.

4. Administration of the Plan.

(a) Powers of the Administrator. Subject to the provisions of the Plan, including, without limitation Section 15, and in the case of a Board delegate, subject to the specific duties delegated by the Board to such Board delegate, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value as defined above;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) to approve forms of agreement and documentation for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised (which may be based on performance criteria), transferability, any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii) to modify or amend each Award (subject to Section 15 of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options or SARs longer than is otherwise provided for in the Plan;

(ix) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to make all other determinations deemed necessary or advisable for administering the Plan.

(b) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Awards, Restricted Stock Units and Stock Appreciation Rights may be granted to Service Providers. Incentive Stock Options may only be granted to Employees. Non-Employee Directors shall not be eligible for the benefits of the Plan.

6. Limitations on Awards.

(a) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing such Participant’s relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or any Affiliate or Parent to terminate such relationship at any time, with or without cause, or to adjust the compensation of any Participant.

(b) Exercise; Rights as a Stockholder; Effect of Exercise.

(i) Any Award granted hereunder shall be exercisable or vest according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Documentation, including, without limitation, Participant’s continuous status as a Service Provider and/or Participant’s satisfaction of Performance Goals. An Award may not be exercised for a fraction of a Share. An Award shall be deemed exercised when the Company receives written or electronic notice of exercise (in accordance with the Award Documentation) from the person entitled to exercise the Award. The Participant must remit to the Company full payment for the Shares with respect to which the Award is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Documentation and the Plan. Shares issued upon exercise of an Award shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and Participant’s spouse, or after the death of the Participant in the name of the Participant’s beneficiaries or heirs or as directed by the executor of Participant’s estate under applicable law.

(ii) Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Award. The Company shall issue (or cause to be issued) such Shares promptly after the Award is exercised or vests. No adjustment of an Award will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13(a) of the Plan or specified in any Award Documentation.

(iii) Exercising an Award in any manner that results in the issuance of Shares shall decrease the number of Shares thereafter available, both for purposes of the Plan and for issuance under the Award, by the number of Shares as to which the Award is exercised.

(c) 162(m) Limitations. In any calendar year, no Service Provider shall be granted Awards covering in the aggregate more than 2,000,000 Shares; provided, however, that in the first twelve (12) months following the commencement of a Service Provider’s service with the Company or an Affiliate or Parent, such Service Provider may be granted Awards covering in the aggregate up to 3,000,000 Shares. These foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13(a). If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13(b), the cancelled Award will be counted against the limits set forth in this Section 6(c).

(d) Tax Withholding.

(i) Where, in the opinion of counsel to the Company, the Company has or will have an obligation to withhold foreign, federal, state or local taxes relating to the exercise of any Award, the Administrator may in its discretion require that such tax obligation be satisfied in a manner satisfactory to the Company. With respect to the exercise of an Award, the Company may require the payment of such taxes before Shares deliverable pursuant to such exercise are transferred to the holder of the Award.

(ii) With respect to the exercise of an Award, a Participant may elect (a “Withholding Election”) to pay the minimum statutory withholding tax obligation by the withholding of Shares from the total number of Shares deliverable pursuant to the exercise of such Award, or by delivering to the Company a sufficient number of previously acquired shares of Common Stock, and may elect to have additional taxes paid by the delivery of previously acquired shares of Common Stock, in each case in accordance with rules and procedures established by the Administrator. Previously owned shares of Common Stock delivered in payment for such additional taxes must have been owned for at least six months prior to the delivery or must not have been acquired directly or indirectly from the Company and may be subject to such other conditions as the Administrator may require. The value of each Share withheld, or share of Common Stock delivered, shall be the Fair Market Value per share of Common Stock on the date the Award becomes taxable. All Withholding Elections are subject to the approval of the Administrator must be made in compliance with rules and procedures established by the Administrator.

7. Term of Plan. The Plan shall become effective upon its adoption by the Board (the “Effective Date”), subject to stockholder approval. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

8. Options.

(a) Term of Options. The term of each Option shall be not greater than seven (7) years from the date it was granted, and in no event shall the term of any ISO granted to an Employee who at the time of such grant owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, or of any Subsidiary or Parent, be longer than five (5) years from the date the ISO was granted.

(b) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i) In the case of an ISO granted to any Employee who at the time the ISO is granted owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of any Subsidiary or Parent, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(ii) In the case of an ISO granted to any Employee other than an Employee described in subsection (i) immediately above, the per Share price shall be no less than 100% of the Fair Market Value per Share on the date of the grant.

(iii) In the case of a NSO, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant; however, subject to the overall limitation on the number of below fair market value Awards, Shares may be granted at 85% of Fair Market Value on the date of grant, so long as the discount is granted in lieu of some portion of salary or cash bonus.

(iv) The exercise price for the Shares to be issued pursuant to an already granted Option may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.

(c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the

Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

(i) check;

(ii) other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iii) any cashless exercise program approved by the Committee;

(iv) any combination of the foregoing methods of payment; or

(v) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d) Termination of Relationship as Service Provider. When a Participant’s status as a Service Provider terminates, other than from death or Disability, the Participant’s Option may be exercised within the period of time specified in the Option Agreement to the extent that the Option is vested on the date of termination or such longer period of time determined by the Administrator (which may so specify after the date of the termination but before expiration of the Option) not to exceed five (5) years (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified period of time in the Plan or the Option Agreement, the Option shall remain exercisable for three (3) months following the date Participant ceased to be a Service Provider.

(e) Death or Disability of Participant. If a Participant’s status as a Service Provider terminates as a result of the Participant’s Disability, then the Participant or the Participant’s estate, shall have the right for a period of six (6) months following the date of termination of status as a Service Provider for Disability, or for such other period as the Administrator may fix, to exercise the Option to the extent the Participant was entitled to exercise such Option on the date of termination of status as a Service Provider for Disability, or to such extent as may otherwise be specified by the Administrator (which may so specify after the date of Disability but before expiration of the Option), provided the actual date of exercise is in no event after the expiration of the term of the Option. If a Participant’s status as a Service Provider terminates as a result of the Participant’s death, then the Option held by the Participant shall become vested and exercisable in full as of the date of such Participant’s death and the Participant’s estate shall have the right for a period of twelve (12) months following the date of death, or for such other period as the Administrator may fix, to exercise the Option.

(f) ISO Rules. The Option Agreement for each ISO shall contain a statement that the Option it documents is an ISO. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which all ISOs held by a Participant are exercisable for the first time by such Participant during any calendar year exceeds $100,000, such excess Shares shall be treated as Shares subject to an NSO. For purposes of this Section 8(f), ISOs shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares subject to an ISO shall be determined as of the time the ISO with respect to such Shares is granted.

(g) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

9. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b) Exercise Price and other Terms. Subject to the provisions of the Plan (including this subsection 9(b)), the Administrator shall have complete discretion to determine the terms and conditions (including but not limited to the exercise price, the term and the conditions of exercise) of SARs. Such terms and conditions shall be set forth in an Award Documentation evidencing the SAR grant (a “SAR Agreement”). Notwithstanding the foregoing, a SAR shall not have a term of more than seven (7) years from the date of grant, and the per Share exercise price of a SAR shall be no less than 100% of the Fair Market Value per Share on the date of grant. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as a SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.

(c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(d) Termination of Relationship as Service Provider. When a Participant’s status as a Service Provider terminates, other than from death or Disability, the Participant’s SAR may be exercised within the period of time specified in the SAR Agreement to the extent that the SAR is vested on the date of termination or such longer period of time determined by the Administrator (which may so specify after the date of the termination but before expiration of the SAR) not to exceed five (5) years (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified period of time in the Plan or the SAR Agreement, the SAR shall remain exercisable for three (3) months following the date Participant ceased to be a Service Provider.

(e) Death or Disability of Participant. If a Participant’s status as a Service Provider terminates as a result of the Participant’s Disability, then the Participant or the Participant’s estate, shall have the right for a period of six (6) months following the date of termination of status as a Service Provider for Disability, or for such other period as the Administrator may fix, to exercise the SAR to the extent the Participant was entitled to exercise such SAR on the date of termination of status as a Service Provider for Disability, or to such extent as may otherwise be specified by the Administrator (which may so specify after the date of Disability but before expiration of the SAR), provided the actual date of exercise is in no event after the expiration of the term of the SAR. If a Participant’s status as a Service Provider terminates as a result of the Participant’s death, then the SAR held by the Participant shall become vested and exercisable in full and the Participant’s estate shall have the right for a period of twelve (12) months following the date of death or for such other period as the Administrator may fix, to exercise the SAR.

(f) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares a SAR previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

10. Restricted Stock or Stock Awards.

(a) Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock or Stock Awards may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award or a Stock Award granted to any Participant, and (ii) the conditions that must be satisfied, the vesting of which typically will be based on continued provision of services and/or satisfaction of Performance Goals. Restricted Stock may not vest for at least one year from the date of grant. Once the Shares are issued, voting, dividend and other rights as a stockholder shall exist with respect to Restricted Stock or Stock Awards.

(b) Other Terms. Subject to the provisions of the Plan, the Administrator shall have complete discretion to determine the terms and conditions, including the purchase price (provided it is at least $0.001 per Share of Restricted Stock or Stock Award to be issued to the extent required by Delaware law), of Awards of

Restricted Stock. Such terms and conditions shall be set forth in the Award Documentation evidencing the Restricted Stock or Stock Award grant (the “Stock Award Documentation”). Any certificates representing the Restricted Stock or Stock Award shall bear such legends as shall be determined by the Administrator.

11. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, RSUs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to each RSUs award, and (ii) the conditions that must be satisfied, the vesting of which typically will be based on continued provision of services and/or satisfaction of Performance Goals. Any RSUs award may not vest for one year from the date of grant. RSUs shall be denominated in units with each unit equivalent to one Share for purposes of determining the number of Shares subject to any RSUs award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to RSUs.

(b) Other Terms. Subject to the provisions of the Plan, the Administrator shall have complete discretion to determine the terms and conditions, including the purchase price (provided it is at least $0.001 per Share issued to the extent required by Delaware law), of Awards of RSUs. Such terms and conditions shall be set forth in an Award Documentation evidencing the RSU grant (a “Restricted Stock Units Agreement”). A Restricted Stock Units Agreement may provide for dividend equivalent units.

(c) Settlement. Settlement of vested RSUs may be made in the form of: (i) cash, (ii) Shares or (iii) any combination, as determined by the Administrator and may be settled in a lump sum or in installments. Distribution to a Participant of an amount (or amounts) from settlement of vested RSUs may be deferred to a date after settlement as determined by the Administrator.

12. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, the Award Documentation for such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

13. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, each of (i) the number of shares of Common Stock covered by each outstanding Award, (ii) the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, in each case as set forth in Section 3, (iii) the price per share of Common Stock covered by each such outstanding Award, and (iv) the share issuance limits under Section 3(a) and Section 6(c), shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company (including, without limitation, a spin-off or split-up); provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee of the Board, whose determination in that respect shall be final, binding and conclusive. In making such adjustment, fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Compensation Committee of the Board. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award prior to such transaction as to all or any part of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Asset Sale.

(i) Stock Options and SARs. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or related corporation. In the event that the successor corporation refuses to assume or substituted for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period determined by the Administrator from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this subsection, the Option or SAR shall be considered assumed if, following the merger or sale of assets, the Option or SAR confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or related corporation, the Administrator may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or related corporation equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(ii) Restricted Stock and Restricted Stock Units. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, repurchase rights on Shares of Restricted Stock, or any consideration into which such Shares of Restricted Stock are converted as part of such merger or sale, may be assigned to the successor corporation or related corporation, and each outstanding RSU award shall be assumed or an equivalent award substituted by the successor corporation or related corporation of the successor corporation. If the successor corporation refuses to assume or substitute for such Awards, then Participants shall fully vest in such Awards. If RSUs become fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify Participants in writing or electronically that their RSUs shall be fully vested and exercisable for a period determined by the Administrator from the date of such notice, and such RSUs shall terminate upon the expiration of such period. RSUs shall be considered assumed if, following the merger or sale of assets, such RSUs confer the right to purchase or receive, for each Share subject to such RSUs immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or related corporation, then the Administrator may, with the consent of the successor corporation and the Participant, provide for the consideration to be received, for each Share subject to such RSUs, to be solely in the form of common stock of the successor corporation or related corporation equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(d) Change of Control. Unless otherwise provided in a Participant’s agreement for services as an Employee of the Company, if, within one year after a Change of Control has occurred, a Employee Participant’s status as an Employee is terminated by the Company (including for this purpose any successor to the Company due to such Change of Control and any employer that is an Affiliate of such successor) for any reason, then all Awards held by such Participant shall become fully vested and exercisable upon the date of termination of such status, irrespective of the vesting or exercise provisions of such Participant’s applicable Award Documentation.

14. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each recipient within a reasonable time after the date of such grant.

15. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

16. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Restricted Stock Units or SARs, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under Applicable Laws. The Company will be under no obligation to register the Shares with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

17. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder (or with respect to Restricted Stock Units or SARs, the cash equivalent thereof), shall relieve the Company of any liability in respect of the failure to issue or sell such Shares (or with respect to Restricted Stock Units or SARs, the cash equivalent thereof) as to which such requisite authority shall not have been obtained.

18. Stockholder Approval. This Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date of adoption by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ADAPTEC, INC.

Adaptec, Inc.

Proxy for 2008 Annual Meeting of Stockholders

October 23, 2008

The undersigned stockholder(s) of Adaptec, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2008 Annual Meeting of Stockholders and Proxy Statement, each dated September [•], 2008, and hereby appoints Subramanian “Sundi” Sundaresh and Mary Dotz, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our 2008 Annual Meeting of Stockholders to be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Thursday, October 23, 2008 at 1:00 p.m., local time, and at any adjournment thereof, and to vote all shares of our common stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTOR NOMINEES, FOR THE AMENDMENT AND RESTATEMENT OF THE 2004 EQUITY INCENTIVE PLAN, FOR THE GRANT OF AUTHORITY TO OUR BOARD TO IMPLEMENT A REVERSE STOCK SPLIT AT ONE OF THREE SPECIFIED EXCHANGE RATES, FOR THE GRANT OF AUTHORITY TO OUR BOARD AND COMPENSATION COMMITTEE TO GRANT AWARDS UNDER OUR 2006 DIRECTOR PLAN TO DIRECTORS AFFILIATED WITH STEEL PARTNERS THROUGH MAY 12, 2011, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

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YOUR VOTE IS IMPORTANT!

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Please mark your votes as indicated in this example	/x/

	FOR all nominees listed below (except as indicated).	WITHHOLD authority to vote for all nominees listed below.

1. Election of directors to serve one-year terms.	/ /	/ /

If you wish to withhold authority for any individual nominee, strike a line through that nominee’s name in the list below:

01 Jon S. Castor	02 Jack L. Howard	03 Joseph S. Kennedy
04 Robert J. Loarie	05 John Mutch	06 John J. Quicke
07 Lawrence J. Ruisi	08 Subramanian “Sundi” Sundaresh	09 Douglas E. Van Houweling

2. To approve the amendment and restatement of our 2004 Equity Incentive Plan.	FOR / /	AGAINST / /	ABSTAIN / /

3. To grant authority to our Board and Compensation Committee to grant awards under our 2006 Director Plan to directors affiliated with Steel Partners during the period beginning immediately following the Annual Meeting and ending on May 12, 2011.	FOR / /	AGAINST / /	ABSTAIN / /

4. To grant authority to our Board to amend our certificate of incorporation at any time prior to our 2009 Annual Meeting of Stockholders to (please vote on all three proposals):

(a) effect a reverse split of our common stock at an exchange ratio of 1-for-3	FOR / /	AGAINST / /	ABSTAIN / /

(b) effect a reverse split of our common stock at an exchange ratio of 1-for-4	FOR / /	AGAINST / /	ABSTAIN / /

(c) effect a reverse split of our common stock at an exchange ratio of 1-for-5.	FOR / /	AGAINST / /	ABSTAIN / /

5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.	FOR / /	AGAINST / /	ABSTAIN / /

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

Signature(s)	Dated	, 2008

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